Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

DPW HOLDINGS, INC.,

DPW FINANCIAL GROUP, INC.,

RASK GLOBAL HOLDINGS, INC.,

GLENDALE SECURITIES, INC.,

GLEN HOLDINGS CORP.,

THE HOLDERS OF SECURITIES OF

RASK GLOBAL HOLDINGS, INC.,

THE HOLDERS OF SECURITIES OF

GLENDALE SECURITIES, INC.,

GLEN HOLDINGS CORP.

AS THE HOLDER OF SECURITIES OF

WILSON-DAVIS & CO, INC.

and

THE HOLDERS OF SECURITIES of

GLEN HOLDINGS CORP.

DATED AS OF DECEMBER 27, 2019

EXHIBITS

Exhibit A:	Certificate of Designations

Exhibit B:	Promissory Note

Exhibit C:	California Articles of Exchange

Exhibit D:	Utah Articles of Exchange

Exhibit E:	DPWF Officer’s Certificate

Exhibit F:	DPWF Secretary’s Certificate

Exhibit G:	Acquiree Officer’s Certificate

Exhibit H:	Acquiree Secretary’s Certificate

Exhibit I:	Form of Acquiree Opinion

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of the 27th day of December 2019, by and among DPW Holdings, Inc., a Delaware corporation (the “Parent”), DPW Financial Group, Inc., a Delaware corporation (“DPWF” and with the Parent, the “DPWF Parties”), RASK Global Holdings, Inc., a Delaware corporation (“RASK”), Glendale Securities, Inc., a California corporation (“Glendale”), Glen Holdings Corp., a Delaware corporation (“GHC” and with RASK, Glendale and WDCO, as such term is hereinafter defined, the “Acquirees”), the holders of securities of RASK (the “RASK Holders”), the holders of securities of Glendale (the “Glendale Holders”) and the holders of securities of GHC (the “GHC Holders” and with the RASK Holders and the Glendale Holders, the “Holders”). The Parent, DPWF, the Acquirees (other than WDCO) and the Holders are at times collectively referred to herein individually as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, the Parent is the record and beneficial owner of 2,499,664 shares of Class A common stock of DPWF, which shares constitute 100% of the issued and outstanding shares of Common Stock of DPWF (the “DPWF Common Stock”);

WHEREAS, DPWF has designated 2,000,000 shares of its preferred stock, par value $0.001 per share, as its Series A Convertible Preferred Stock (the “DPWF Preferred Stock”);

WHEREAS, the RASK Holders are the record and beneficial owner of 1,000 shares of common stock of RASK (the “RASK Common Stock”), which shares constitute 100% of the issued and outstanding shares of Common Stock of RASK, each of which is to be delivered to DPWF hereunder (the “RASK Subject Shares”);

WHEREAS, RASK has no other class of shares authorized;

WHEREAS, the Glendale Holders are the record and beneficial owner of 17,484 shares of common stock of Glendale (the “Glendale Common Stock”), which shares constitute 100% of the issued and outstanding shares of Common Stock of Glendale, each of which is to be delivered to DPWF hereunder (the “Glendale Subject Shares”);

WHEREAS, Glendale has no other class of shares issued;

WHEREAS, the GHC is, or at the time of Closing will be, the record and beneficial owner of 410,000 shares of common stock (the “WDCO Common Stock”) of Wilson-Davis & Co, Inc., a Utah corporation (“WDCO”), which shares constitute 100% of the issued and outstanding shares of Common Stock of WDCO, each of which is to be delivered to DPWF hereunder (the “WDCO Subject Shares”);

WHEREAS, WDCO has no other class of shares authorized;

WHEREAS, Glendale is the sole record and beneficial owner of 39.88 shares of common stock of GHC (the “GHC Common Stock”), which shares constitute 100% of the issued and outstanding shares of Common Stock of GHC, each of which is to be delivered to DPWF hereunder (the “GHC Subject Shares” and collectively with the RASK Subject Shares, the Glendale Subject Shares and the WDCO Subject Shares, the “Subject Shares”);

WHEREAS, GHC has no other class of shares authorized;

WHEREAS, DPWF has proposed to acquire the Acquirees pursuant to an exchange transaction (the “Exchange”) whereby, pursuant to the terms and subject to the conditions of this Agreement, DPWF shall issue 1,510,000 shares of its DPWF Preferred Stock (the “Exchange Shares”) for all the Subject Shares at the Closing (as hereinafter defined);

WHEREAS, the obligation of the Parties to effect the Exchange is subject to the conditions set forth in Article XI hereof; and

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

Definitions. When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

“Certificate of Designation” means the certificate to be filed with the Secretary of State of the State of Delaware, in the form attached hereto as Exhibit A.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Commission” means the United States Securities and Exchange Commission.

“Contracts” means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Person’s business, excluding any Permits.

“Damages” means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

“Encumbrances” means any and all liabilities, security interests, mortgages, pledges, hypothecations, charges, claims, options, rights to acquire, easements, adverse interests, factoring arrangements, assignments, deposit arrangements, encumbrances, restrictions, liens (statutory or other), or preferences, priorities or other security agreement or preferential arrangements of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Environmental Laws” means any national, federal, provincial, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or damages for injury or loss of natural resources, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination.

“GHC Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in Control of GHC.

“Glendale Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in Control of Glendale.

“Governmental Authority” means any nation or country (including, but not limited to, the United States) and any commonwealth, territory or possession thereof and any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, provincial, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, but not limited to, the Commission, FINRA and the NSCC.

“Intellectual Property” means all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals (collectively “Trade Secrets”); (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Knowledge” means with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation, and for purposes hereof it shall be assumed that such Person has conducted a reasonable investigation of the accuracy of the representations and warranties set forth herein.

“Legal Proceeding” shall mean any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

“Legal Requirements” means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or Properties.

“Liability” means any liability, obligation or indebtedness of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss” or “Losses” means any and all Liability, damages, fines, fees, penalties and expenses whether or not arising out of litigation, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings, incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

“Material Adverse Effect” means any change, event, development, or effect that is materially adverse to the business, Liabilities, Properties, results of operations, condition (financial or otherwise) or working capital of DPWF or any of the Acquirees, as the case may be, or the ability of any Party to consummate on a timely basis the Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to the taking of any action contemplated by this Agreement, and (b) any adverse change in or effect on the business of DPWF or any of the Acquirees, as the case may be, that is cured by such Party before the Closing Date.

“NSCC” means the National Securities Clearing Corporation.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (in each such case whether preliminary or final).

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

“Permitted Encumbrances” means the following Encumbrances with respect to the properties and assets of each of the Acquirees: (i) Encumbrances for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Acquirees’ books; (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of the Acquirees’ business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Acquirees’ books; (iii) Encumbrances incurred in the ordinary course of the Acquirees’ business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of the Acquirees’ business or to secure obligations on surety or appeal bonds; and (iv) easements, restrictions and other minor defects of title which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the value of or the Acquirees’ use or occupancy of the property affected thereby.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Promissory Note” means the 5% Promissory Note to be delivered by DPWF to DPW at the Closing pursuant to Section 1.2 hereof.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by DPWF, each Acquiree, or an Acquiree Control Person.

“Purchase Right” with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

“RASK Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in Control of RASK.

“Records” means all originals and copies of agreements, instruments, documents, deeds, books, records, files, corporate franchises, stock record books, corporate books containing the minutes of meetings of directors and shareholders and any and all other data and information within the possession of a Party or any Affiliate thereof.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“SEC Reports” means all reports required to be filed by the Parent with the Commission pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any federal, state, local and foreign tax return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by or on behalf of the Parties hereto in connection with the consummation of the transactions contemplated hereby.

“Transactions” means the transactions contemplated by this Agreement.

“Uncured Inaccuracy” with respect to a representation or warranty of a Party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

“WDCO Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in Control of WDCO.

Recitals. The above WHEREAS clauses are hereby incorporated by reference into this Agreement as if fully stated herein.

Construction and Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” does not imply any limitation to the item or matter mentioned.

ARTICLE I

THE EXCHANGE; OTHER MATTERS

1.1          The Exchange. Subject to the terms and conditions of this Agreement, at the Closing, each of the Holders hereby agrees to transfer, convey, assign, set over and deliver to DPWF, with full title guarantee, and DPWF shall acquire and accept from each such Holder, all and not less than all of the Subject Shares held by each Holder owning such shares, free and clear of all Encumbrances, in exchange for the delivery by DPWF to the Holders of the Exchange Shares (the “Exchange”) in the respective amounts set forth on Schedule 1.1 hereto. The Exchange Shares shall have the terms and conditions set forth in the Certificate of Designations therefor attached hereto as Exhibit A. Each Holder does hereby waive all rights of pre-emption, other restrictions on transfer and rights of veto or otherwise, which have or may have been conferred on him, her or it, or otherwise, in respect of the transfer of the Subject Shares to DPWF under this Agreement.

1.2          The Promissory Note. At the Closing, DPW shall wire to an account designated by DPWF, the amount of $9,000,000 (the “Closing Funds”) and DPWF shall deliver, as consideration the receipt from DPW of the Closing Funds, the Promissory Note to DPW, which shall be in substantially the form attached hereto as Exhibit B.

1.3          Closing and Effective Time.

(a)       The closing of the Exchange (the “Closing”) shall take place at the offices of the Parent not later than three days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a Document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that (a) the Parties shall use their best efforts to effect the Closing by February 10, 2020, and (b) the Closing may take place by facsimile or other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

(b)       The effective time of the Exchange (the “Effective Time”) shall occur upon the filing with the (i) Secretary of State of the State of California and Utah, of Articles of Exchange (respectively, the “California Articles” and the “Utah Articles” and collectively, the “Articles of Exchange”) substantially in the form of Exhibit C and Exhibit D, respectively, appended hereto and executed in accordance with the applicable provisions of the California Commercial Code (the “CCC”) or the Utah Revised Business Corporation Act (the “URBCA”), as applicable, or (ii) at such later time as may be agreed to by Parent, DPWF and each of the Acquirees and, if necessary, as specified in the Articles of Exchange. Provided that this Agreement has not been terminated pursuant to Article XIII, the Parties will cause the Articles of Exchange to be filed as soon as practicable after the Closing.

1.4          Deliveries at Closing by DPWF. At the Closing, subject to the terms and conditions of this Agreement, DPWF shall execute and deliver or cause to be executed and delivered to the Holders:

(a)       certificates evidencing all Exchange Shares duly registered in the name of the Holders in the respective amounts set forth on Schedule 1.1 hereto;

(b)       DPWF’s Officer’s Certificate substantially in the form of Exhibit E;

(c)       DPWF’s Secretary’s Certificate substantially in the form of Exhibit F; and

(d)       such other Documents as may be reasonably requested by the Acquirees and approved in good faith by DPWF, that are necessary to effect the Closing.

1.5          Deliveries at Closing by RASK. At the Closing, subject to the terms and conditions of this Agreement, RASK shall execute and/or deliver (as applicable), or cause to be executed and/or delivered, to DPWF:

(a)       certificates representing all of the RASK Subject Shares, accompanied by duly executed stock transfer forms transferring such RASK Subject Shares to DPWF and otherwise in good form for transfer, or if any certificates evidencing RASK Subject Shares have been lost or destroyed, an indemnity from RASK in form and content approved by DPWF or its counsel before execution of this Agreement, including a power of attorney coupled with an interest in favor of DPWF entitling DPWF to exercise all rights, whether voting or otherwise, attaching to such RASK Subject Shares pending registration of share transfers;

(b)        RASK’s Officer’s Certificate substantially in the form of Exhibit G;

(c)       RASK’s Secretary’s Certificate substantially in the form of Exhibit H;

(d)       releases, in form and substance satisfactory to DPWF, duly executed by each of the officers of RASK which unconditionally and irrevocably release, waive and forever discharge the Parent and DPW and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to RASK or any RASK Control Person on or prior to the Closing (collectively, “RASK Claims”), including without limitation any and all RASK Claims arising out of or relating to any contract, agreement or other arrangement (whether written or verbal) with any RASK Control Person entered into or established prior to the Closing;

(f)       a legal opinion of counsel to RASK, substantially in the form of Exhibit I attached hereto, dated as of the Closing Date; and

(g)       such other Documents as may be reasonably requested by DPWF and necessary to effect the Closing.

1.6          Deliveries at Closing by Glendale. At the Closing, subject to the terms and conditions of this Agreement, Glendale shall execute and/or deliver (as applicable), or cause to be executed and/or delivered, to DPWF:

(a)        A list of Glendale Holders and the number of shares registered to each, as maintained by Glendale’s Transfer Agent Globex Transfer, LLC, representing all of the Glendale Subject Shares, accompanied by duly executed stock transfer forms transferring such Glendale Subject Shares to DPWF and otherwise in good form for transfer, or if any certificates evidencing Glendale Subject Shares have been lost or destroyed, an indemnity from Glendale in form and content approved by DPWF or its counsel before execution of this Agreement, including a power of attorney coupled with an interest in favor of DPWF entitling DPWF to exercise all rights, whether voting or otherwise, attaching to such Glendale Subject Shares pending registration of share transfers;

(b)        Glendale’s Officer’s Certificate substantially in the form of Exhibit G;

(c)       Glendale’s Secretary’s Certificate substantially in the form of Exhibit H;

(d)       releases, in form and substance satisfactory to DPWF, duly executed by each of the officers of Glendale which unconditionally and irrevocably release, waive and forever discharge the Parent and DPW and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to Glendale or any Glendale Control Person on or prior to the Closing (collectively, “Glendale Claims”), including without limitation any and all Glendale Claims arising out of or relating to any contract, agreement or other arrangement (whether written or verbal) with any Glendale Control Person entered into or established prior to the Closing;

(e)       a legal opinion of counsel to Glendale, substantially in the form of Exhibit I attached hereto, dated as of the Closing Date; and

(f)       such other Documents as may be reasonably requested by DPWF and necessary to effect the Closing.

1.7          Deliveries at Closing by GHC on behalf of WDCO. At the Closing, subject to the terms and conditions of this Agreement, GHC, as the owner of WDCO, shall execute and/or deliver (as applicable), or cause to be executed and/or delivered, to DPWF:

(a)       certificates representing all of the WDCO Subject Shares, accompanied by duly executed stock transfer forms transferring such WDCO Subject Shares to DPWF and otherwise in good form for transfer, or if any certificates evidencing WDCO Subject Shares have been lost or destroyed, an indemnity from WDCO in form and content approved by DPWF or its counsel before execution of this Agreement, including a power of attorney coupled with an interest in favor of DPWF entitling DPWF to exercise all rights, whether voting or otherwise, attaching to such WDCO Subject Shares pending registration of share transfers;

(b)        the Articles of Exchange;

(c)        WDCO/GHC’s Officer’s Certificate substantially in the form of Exhibit G;

(d)       WDCO/GHC’s Secretary’s Certificate substantially in the form of Exhibit H;

(e)       releases, in form and substance satisfactory to DPWF, duly executed by each of the officers of GHC which unconditionally and irrevocably release, waive and forever discharge the Parent and DPW and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to WDCO or any WDCO Control Person on or prior to the Closing (collectively, “WDCO Claims”), including without limitation any and all WDCO Claims arising out of or relating to any contract, agreement or other arrangement (whether written or verbal) with any WDCO Control Person entered into or established prior to the Closing;

(f)       a legal opinion of counsel to WDCO, substantially in the form of Exhibit I attached hereto, dated as of the Closing Date; and

(g)       such other Documents as may be reasonably requested by the DPWF and necessary to effect the Closing.

1.8           Deliveries at Closing by GHC. At the Closing, subject to the terms and conditions of this Agreement, Glendale shall cause GHC to execute and/or deliver (as applicable), or cause to be executed and/or delivered, to DPWF:

(a)       certificates representing all of the GHC Subject Shares, accompanied by duly executed stock transfer forms transferring such GHC Subject Shares to DPWF and otherwise in good form for transfer, or if any certificates evidencing GHC Subject Shares have been lost or destroyed, an indemnity from GHC in form and content approved by DPWF or its counsel before execution of this Agreement, including a power of attorney coupled with an interest in favor of DPWF entitling DPWF to exercise all rights, whether voting or otherwise, attaching to such GHC Subject Shares pending registration of share transfers;

(b)        the Articles of Exchange;

(c)        GHC’s Officer’s Certificate substantially in the form of Exhibit G;

(d)       GHC’s Secretary’s Certificate substantially in the form of Exhibit H;

(e)       releases, in form and substance satisfactory to DPWF, duly executed by each of the officers of GHC which unconditionally and irrevocably release, waive and forever discharge the Parent and DPW and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to GHC or any GHC Control Person on or prior to the Closing (collectively, “GHC Claims”), including without limitation any and all GHC Claims arising out of or relating to any contract, agreement or other arrangement (whether written or verbal) with any GHC Control Person entered into or established prior to the Closing;

(f)       a legal opinion of counsel to GHC, substantially in the form of Exhibit I attached hereto, dated as of the Closing Date; and

(g)       such other Documents as may be reasonably requested by the DPWF and necessary to effect the Closing.

1.9	Restrictions on Resale

(a)       The Exchange Shares. The Exchange Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) DPWF receives an opinion of counsel for the shareholder, reasonably satisfactory to counsel for DPWF, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the number of Exchange Shares for which the Subject Shares shall have been issued pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR DPWF RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR DPWF THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

1.10	Exchange of Certificates

(a)       After the Closing Date and pursuant to a customary letter of transmittal or other instructional form provided by DPWF to each Holder through the applicable Acquiree, each Holder shall be required to surrender all its Subject Shares to DPWF, and the Holder shall be entitled upon such surrender to receive in exchange therefor certificates representing the Exchange Shares into which the Subject Shares theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate or agreement which, prior to the Closing Date, represented Subject Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the proportionate number of whole Exchange Shares for which such Subject Shares have been so exchanged. No dividend payable to holders of Exchange Shares of record as of any date subsequent to the Closing Date shall be paid to the owner of any certificate which, prior to the Closing Date, represented Subject Shares, until such certificate or certificates representing all the relevant Subject Shares, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by DPWF.

(b)       All Exchange Shares for which the Subject Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the Subject Shares.

(c)       All certificates representing Subject Shares converted into the right to receive Exchange Shares pursuant to this Article I shall be furnished to DPWF pursuant to this Agreement.

(d)       On the Closing Date, the stock transfer book of each Acquiree shall be deemed to be closed and no transfer of any Subject Shares shall thereafter be recorded thereon.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF DPWF

DPWF hereby represents and warrants to each of the Acquirees as of the date hereof and as of the Closing Date that:

2.1        Corporate Organization. DPWF and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, which in the case of DPWF is Delaware, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns, all of which Properties are listed on Schedule 2.1(a), and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on DPWF’s or the Subsidiary’s business; DPWF and each of its Subsidiaries is duly and properly registered pursuant to applicable state laws and regulations in all states where the conduct of DPWF’s and/or each of its Subsidiaries business as presently conducted requires such registration. The copies of the Certificate of Incorporation and Bylaws of DPWF (the “DPWF Charter Documents”) are complete and correct copies of such instruments as presently in effect.

2.2       Authority. DPWF has the corporate power and the authority to execute, deliver and perform this Agreement and each other Transaction Document and to carry out the Transactions. The execution, delivery and performance of this Agreement by DPWF have been duly authorized by its board of directors. No other corporate proceedings on the part of DPWF are necessary to authorize the execution, delivery and performance of this Agreement and the performance of the Exchange other than, with respect to the Exchange, (i) the filing of the California Articles with the Secretary of State of the State of California in accordance with the CCC and (ii) the filing of the Utah Articles with the Secretary of State of the State of Utah in accordance with the URBCA. This Agreement has been duly executed and delivered by DPWF and, assuming due execution and delivery hereof by each of the Acquirees and the Holders, is a valid and legally binding agreement of each of the Parties hereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles, and public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

2.3       Capitalization. As of the date hereof, the authorized capital stock of DPWF consists of twenty million (20,000,000) shares of DPWF Common Stock, par value $0.001 per share, ten million (10,000,000) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), and five million (5,000,000) shares of DPWF Preferred Stock, par value $0.001 per share. As of the date hereof (i) 2,499,664 shares of DPWF Common Stock are issued and outstanding, and (ii) no shares of DPWF Common Stock are held by DPWF in its treasury. As of the Closing Date (i) 2,499,664 shares of DPWF Common Stock shall be issued and outstanding, (ii) no shares of DPWF Common Stock shall be held by DPWF in its treasury, and (iii) no shares of DPWF Preferred Stock shall be issued or outstanding. After giving effect to the issuance of the Exchange Shares to the Holders in the Exchange, DPW will own one hundred percent (100%) of the issued and outstanding shares of DPWF Common Stock, and the Holders will own 1,510,000 shares of the DPWF Preferred Stock, constituted by the Exchange Shares.

2.4       Consents; Permits; Defaults. No notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, the DPWF Parties in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by DPWF. DPWF has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of DPWF. All such Permits are listed on Schedule 2.4. No notice has been issued and no investigation, inquiry or review is pending or, to DPWF’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by DPWF of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of DPWF. There are no defaults, and DPWF has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Exchange or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which DPWF is a party or by which it is bound.

2.5         No Conflict. None of the execution, delivery or performance of this Agreement by DPWF, the consummation by DPWF of the Exchange or any other transaction contemplated by this Agreement, or compliance by DPWF with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the DPWF Charter Documents; (b) assuming that all consents, approvals, authorizations and permits described in Section 2.4 have been obtained and all filings and notifications described in Section 2.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to DPWF or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of DPWF pursuant to any Contract or permit to which DPWF is a party or by which it or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on DPWF.

2.6         Financial Statements. DPWF has delivered or made available to the Acquirees a true and complete copy of DPWF’s unaudited consolidated balance sheet as of June 30, 2019 (the “DPWF Balance Sheet Date”) and the related unaudited consolidated statements of operations, changes in DPWF’s stockholder’s deficit and cash flows for the period then ended (the “GAAP Financial Statements”). The GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of DPWF, comply in all material respects with applicable accounting requirements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of DPWF as of the times and for the period referred to therein, subject to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes. The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto).

2.7         Contracts.

(a)         Schedule 2.7(a) contains an accurate and complete list and terms of all DPWF’s Contracts. Other than as set forth on such otherwise set forth on Schedule 2.7(a), DPWF is not a party to or bound by any of the following, whether written or oral:

(i)       Any Contract that cannot by its terms be terminated by DPWF with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)       Any Contract or commitment for capital expenditures by DPWF in excess of $10,000 per calendar quarter in the aggregate;

(iii)       Any lease or license with respect to any Properties, whether as landlord, tenant, licensor or licensee;

(iv)       Any Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)       Any Contract with any Affiliate of DPWF relating to the provision of goods or services by or to DPWF;

(vi)       Any Contract for the sale of any assets;

(vii)       Any Contract that purports to limit DPWF’s freedom to compete freely in any line of business or in any geographic area;

(viii)       Any preferential purchase right, right of first refusal, or similar agreement; or

(ix)       Any other Contract that is material to the business of DPWF.

(b)         All of the Contracts listed or required to be listed in Schedule 2.7(a) are valid, binding and in full force and effect, and DPWF has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither DPWF nor, to the Knowledge of DPWF, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 2.7(a). Following the Closing, DPWF will continue to be entitled to all of the benefits currently held by DPWF under each Contract listed or required to be listed on Schedule 2.7(a).

2.8          Absence of Certain Changes or Events.

(a)         Since the DPWF Balance Sheet Date, there has not been:

(i)        any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of DPWF;

(ii)        any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of DPWF; or

(iii)       Any material adverse change in DPWF’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)         Since the DPWF Balance Sheet Date, DPWF has not, except as set forth on Schedule 2.8(b):

(i)       merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)        purchased any securities of any Person;

(iii)       created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Liabilities, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)       made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of DPWF’s business operations;

(v)        entered into, amended or terminated a Contract;

(vi)        sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties.

(vii)       settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)       incurred or approved, or entered into any Contract, agreement or commitment to make, any expenditure in excess of $50,000;

(ix)         maintained its Records and/or any other books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(x)         granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

(xi)       suffered any extraordinary losses or waived any rights of material value;

(xii)       made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to DPWF;

(xiii)      engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xiv)      declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv)       amended its Certificate of Incorporation or Bylaws;

(xvi)       issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xvii)     agreed or committed to do any of the foregoing.

2.9          Absence of Undisclosed Liabilities and Agreements. DPWF does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the DPWF Balance Sheet Date included within the GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of DPWF’s business since the DPWF Balance Sheet Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are material to the business of DPWF) are identified on Schedule 2.9. Neither DPWF nor any of its officers or directors has effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulations S-K of the Commission) since the DPWF Balance Sheet Date. At Closing, DPWF shall have no Liabilities other than the Promissory Note to be issued by DPWF to DPW at Closing.

2.10        Compliance with Legal Requirements. The business of DPWF has been operated in compliance with all laws, ordinances, rules, regulations and orders of all Governmental Authorities, except where such failure would not have a material adverse effect on DPWF or its business. DPWF has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority or any other body having jurisdiction over DPWF’s operations. DPWF has not received any written communication from a Governmental Authority that alleges that DPWF is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

2.11        Tax Matters.

(a)         All Tax Returns required to be filed by or on behalf of DPWF have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of DPWF (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, DPWF has made due and sufficient accruals for such Taxes in the GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of DPWF. DPWF has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(b)        DPWF has delivered to the Acquirees complete copies of all federal, state, local and foreign income or franchise Tax Returns of DPWF relating to the taxable periods since its inception on November 21, 2018. To DPWF’s Knowledge, there are no audits or investigations of DPWF by any Taxing Authority in progress, nor has DPWF received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No claim has been made by a Taxing Authority in a jurisdiction where DPWF does not file Tax Returns to the effect that DPWF is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of DPWF arising as a result of any failure (or alleged failure) to pay any Tax. DPWF has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and DPWF has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c)        DPWF has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. DPWF is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. DPWF has never been a shareholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. DPWF is not a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Legal Requirement), as a transferee or successor, by contract, or otherwise.

(d)         DPWF has not made any payments, is not obligated to make any payments, or is not a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. DPWF has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

2.12        Absence of Questionable Payments. Neither DPWF nor any director, officer, employee, agent, representative or other Person acting on behalf of DPWF has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

2.13        Litigation. There is no claim, action, suit or proceeding pending or, to the Knowledge of DPWF, threatened against DPWF or its Properties which, if adversely determined, will affect or can reasonably be expected to affect materially and adversely, DPWF, or which seeks to prohibit, restrict or delay consummation of the Transactions or any of the conditions to consummation of such transaction, nor is there any judgment, decree, injunction, ruling or order of any court, Governmental Authority, including, but not limited to any commission, agency or instrumentality or arbitrator outstanding against DPWF having, or which may in the future have, any such effect. Neither DPWF nor any Affiliate thereof is under investigation with respect to, any violation of any provision of any federal or state law or administrative regulation in respect of the business of DPWF. DPWF is not a party to or bound by any judgment, decree, injunction, ruling or order of any Governmental Authority or any other person which has affected or may affect materially and adversely the Exchange Shares.

2.14        Title to Property.

(a)          Personal Property. DPWF has delivered to the Acquirees true, correct and complete copies of the all leases of personal property used in the business of DPWF, together with all amendments, modifications or supplements thereto. Each of such leases is in full force and effect and DPWF has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by DPWF under any of such leases and, to the Knowledge of DPWF, no other party is in default thereof. All material items of personal property used in the business of DPWF are in good operating condition and fit for operation in the ordinary course of DPWF’s business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

(b)          Real Property.

(i)        DPWF owns no real property. DPWF’s only leased property are the properties in Newport Beach, CA (collectively, the “DPWF Leased Property”).

(ii)       All real estate Taxes for which DPWF is responsible with respect to any DPWF Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

2.15        Intellectual Property.

(a)           Schedule 2.15(a) sets forth an accurate and complete list of the DPWF Intellectual Property as follows: (i) all patents, marks and copyrights owned by, controlled by or filed in the name of DPWF that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all marks owned by DPWF that are material to its business but that are not registered or subject to an application to register and (iii) all software that is owned exclusively by DPWF that is material to the operation of the business of DPWF as presently conducted and presently proposed to be conducted by DPWF. Schedule 2.15(a) lists the jurisdictions in which each such item of DPWF Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Knowledge of DPWF, all of DPWF’s patents are valid.

(b)       Except as set forth on Schedule 2.15(b), DPWF owns or possesses adequate rights to use all Intellectual Property necessary to carry on the its business. DPWF has taken all steps necessary to perfect its ownership of and interest in its Intellectual Property.

(c)       DPWF’s products and services, and the conduct of the business of DPWF as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)       Except as set forth on Schedule 2.15(d), each item of DPWF’s Intellectual Property that has been issued and registered in any jurisdiction by DPWF is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered DPWF Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Intellectual Property owned by DPWF have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

(e)       Except as set for in Schedule 2.15(e), no other Person has any rights to any material Intellectual Property owned by DPWF.

(f)        Except with respect to licenses of generally available, commercial, off-the-shelf software licensed pursuant to standardized end-user or enterprise licenses for software in object code format available for a license fee of no more than $5,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 2.15(f) or as reflected in the GAAP Financial Statements, DPWF is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to DPWF’s use of any Intellectual Property in connection with the conduct of the business of DPWF as presently conducted.

(g)       Schedule 2.15(g) sets forth a complete and accurate list of all Contracts to which DPWF is a party (other than licenses to DPWF of Off-The-Shelf-Software) that (i) grant any Intellectual Property licenses to or from DPWF, (ii) contain a covenant not to compete or otherwise limit DPWF’s ability to use or exploit fully any of the DPWF Intellectual Property, or (iii) contain an agreement by DPWF to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. DPWF has delivered to the Acquirees true, correct and complete copies of each Contract set forth on Schedule 2.15(g), together with all amendments, modifications or supplements thereto. All Intellectual Property licenses are valid, binding and enforceable agreements, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights.

(h)        DPWF has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of DPWF.

(i)         Except as set forth on Schedule 2.15(i), DPWF is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of DPWF, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any Intellectual Property rights of any Person, or challenging DPWF’s ownership, use, validity or enforceability of any Intellectual Property. Except as set forth on Schedule 2.15(i), DPWF has not received notice of any such threatened claim and to the Knowledge of DPWF, there are no facts or circumstances that would form the basis for any such claim. To DPWF’s Knowledge, all of DPWF’s rights in and to its Intellectual Property are valid and enforceable in all material respects.

(j)       To the Knowledge of DPWF, no Person is infringing, violating, misusing or misappropriating any DPWF Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in DPWF.

(k)       Except as set forth on Schedule 2.15(k), no present or former employee or consultant of DPWF has any right, title, or interest, directly or indirectly, in whole or in part, in any DPWF Intellectual Property owned or used by any of the Persons in DPWF. To the Knowledge of DPWF, no employee, consultant or independent contractor of any of the Persons in DPWF is, as a result of or in the course of such employee, consultant or independent contractor’s engagement by DPWF, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each employee of and consultant to DPWF is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to DPWF.

(l)        DPWF has at all times complied in all material respects with all applicable Legal Requirements, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by DPWF in the conduct of its business. No claims have been asserted or, to DPWF’s Knowledge, threatened against any Person in DPWF alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Legal Requirement or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by DPWF in the conduct of the its Business. Each Person in DPWF takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

2.16        Absence of Certain Business Practices. Neither DPWF nor any Person acting on behalf of DPWF, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of DPWF (or assist DPWF in connection with any actual or proposed transaction), in each case which (i) may subject DPWF to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of DPWF, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of DPWF.

2.17        Books and Records; Internal Accounting Controls. The books and records of DPWF accurately reflect in all material respects the information relating to the business of DPWF, the location and collection of its Properties and the nature of all transactions giving rise to the obligations or accounts receivable of DPWF to the extent required to be contained therein. DPWF maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such books and records are appended to, and a description of the internal accounting controls is listed on, Schedule 2.17.

2.18        Disclosure of Material Information. Neither DPWF nor any other Person acting on its behalf has provided or will provide the Acquirees, the Holders or their respective agents or counsel with any information that DPWF believes constitutes material non-public information (other than with respect to the Transactions), unless prior thereto each such Acquiree or Holder, as the case may be, shall have executed a written agreement regarding the confidentiality and use of such information.

2.19        Labor Matters. DPWF is not a party to any representation or collective bargaining agreement with any employees.

2.20        Exchange Shares. The Exchange Shares to be issued pursuant to this Agreement will be duly authorized and reserved for issuance and when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and non-assessable and vest in the holder thereof free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

2.21        Due Diligence. All documents and other materials relating to DPWF and provided to the Acquirees in connection with this Agreement are true and correct in all material respects and do not contain any misstatement and/or omission.

2.22        No Subsidiaries. DPWF has no Subsidiaries.

2.23        Disclosure. No representation or warranty by DPWF in this Agreement, any other Transaction Documents and the Exhibits and Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by DPWF to the Acquirees or any of their representatives or agents pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

2.24        No Other Representations or Warranties. Except for the representations and warranties made by the DPWF in this Article II, neither DPWF nor any other Person makes any representation or warranty with respect to DPWF or its Affiliates or Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Acquirees, the Holders or any of their respective Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties contained in this Article II, DPWF hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Acquirees, the Holders or any of their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to an Acquiree, a Holder or by any director, officer, employee, agent, consultant, or representative of DPWF or any of its Affiliates). DPWF makes no representations or warranties to the Acquirees, the Holders or any of their respective Affiliates or representatives regarding the probable success or profitability of DPWF.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents and warrants to each of the Acquirees as of the date hereof and as of the Closing Date that:

3.1         Ownership of DPWF Common Stock. The Parent hereby represents and warrants that it is the true and lawful registered holder and beneficial owner of 2,499,664 shares of DPWF Common Stock. No other Person owns any shares of capital stock of DPWF. The Parent holds such shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state or other securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Parent is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any the shares of DPWF Common Stock or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of such shares.

3.2         Authority Relative to This Agreement; No Violations or Conflicts.

(a)       Authority. This Agreement has been duly and validly executed and delivered by the Parent and constitutes a valid and binding agreement of thereof, enforceable against the Parent in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)       No Violation. The Parent is not subject to, or obligated under, any charter or other organizational document or contractual provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling, order or decree or other restriction, that, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a Encumbrance or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of the Parent executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Parent of DPWF or substantially impair or delay the consummation of the Transactions. No authorization, consent or approval of, or filing with, any Governmental Authority or third party is necessary for the consummation by the Parent of the Transactions, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on DPWF or substantially impair or delay the consummation of the Transactions.

(c)       No Conflict. The execution and delivery of this Agreement by the Parent and the consummation of the Transactions do not and shall not, with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Parent is a party or by which the Parent or any of the Exchange Shares are bound, or any judgment, order, decree, law, rule or regulation to which the Parent or such shares are subject or (ii) result in the creation of, or give any party any right to create, any Encumbrance or any other right or adverse interest upon any of such shares.

3.3          Financial Statements.

(a)       The Parent has delivered or made available (for purposes of this section, filings that are publicly available prior to the date hereof on the EDGAR system of the SEC under the name of DPW Holdings, Inc. are deemed to have been made available) to the Acquirees: (i) a true and complete copy of the Parent’s unaudited consolidated balance sheet as of June 30, 2019 and the related unaudited consolidated statements of operations, changes in the Parent’s stockholder’s deficit and cash flows for the six month period then ended and (ii) a true and complete copy of the Parent’s audited balance sheet as of December 31, 2018 and December 31, 2017 and the related audited statements of operations, changes in the Parent’s stockholder’s deficit and cash flows for each of the years ended December 31, 2018 and December 31, 2017 prepared in accordance with GAAP (such statements, including the related notes and schedules thereto, are referred to herein as the “Parent GAAP Financial Statements”), together with the report of Marcum LLP, the Parent’s independent registered public accounting firm (the “Firm”). The Parent GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of the Parent, comply in all material respects with applicable accounting requirements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Parent as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The Parent GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto). The Parent GAAP Financial Statements were in form appropriate for filing with the Commission.

(b)       The Firm, which has certified the Parent’s Parent GAAP Financial Statements and related schedules, is an independent registered public accounting firm with respect to the Parent as required by the Securities Act and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board (United States).

(c)       There are no relationships or services, or any other factors that may affect the objectivity and independence of the Firm under applicable auditing standards. The Firm has not performed any non-audit services for any Person related to the Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RASK

RASK hereby represents and warrants to the Parent and DPWF as of the date hereof and as of the Closing Date that:

4.1         Organization and Qualification. RASK (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, which in the case of RASK is the State of Delaware, and has full corporate power and authority to carry on its business as it is now being conducted, and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other jurisdictions in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on RASK’s business; RASK is duly and properly registered pursuant to applicable federal laws and regulations in all states where the conduct of RASK’s business as presently conducted requires such registration. The copies of the Certificate of Incorporation and Bylaws of RASK (the “RASK Charter Documents”) annexed hereto as Schedule 4.1 are complete and correct copies of such instruments as presently in effect.

4.2         Authority. RASK has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement by RASK, and the consummation by RASK of the Transactions contemplated hereby, including the Exchange, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of RASK is necessary to authorize this Agreement or to consummate the Transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by RASK and, assuming due authorization, execution and delivery by DPWF and the other signatories hereto, constitutes a legally valid and binding obligation of RASK, enforceable against RASK in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

4.3       No Conflict. None of the execution, delivery or performance of this Agreement by RASK, the consummation by RASK of the Exchange or any other transaction contemplated by this Agreement, or compliance by RASK with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the RASK Charter Documents; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to RASK or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of RASK pursuant to any Contract or permit to which RASK is a party or by which they or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on RASK.

4.4       Consents; Permits; Defaults. No notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, RASK in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by RASK. RASK has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of RASK. RASK has the sole rights, title or interests in and to all such Permits. All such Permits are listed on Schedule 4.4. No notice has been issued and no investigation, inquiry or review is pending or, to RASK’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by RASK of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all Permits, certificates, Licenses, approvals and other authorizations required in connection with the operation of the business of RASK. There are no defaults, and RASK has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Exchange or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which RASK is a party or by which it is bound.

4.5       Litigation. Except as listed on Schedule 4.5, there is no action pending or, to the knowledge of RASK, threatened against or affecting RASK or any of its subsidiaries, or any executive officer or director of RASK, that, individually or in the aggregate, could have a Material Adverse Effect on RASK.

4.6       Information in the Initial Form 8-K and Closing Form 8-K. The information supplied by RASK in writing expressly for inclusion or incorporation by reference in the Initial Form 8-K and the Closing Form 8-K (each as hereinafter defined but referred to collectively as the “Forms 8-K”), and any amendment thereof or supplement thereto, will not, on the date filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.7       Capitalization. As of the date hereof, the authorized capital stock of RASK consists of 10,000 shares of RASK Common Stock. There are no other shares of capital stock issued or authorized. As of the date hereof, there are 1,000 shares of RASK Common Stock issued and outstanding.

Other than as set forth above, no shares of capital stock or other voting or non-voting securities of RASK are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of RASK are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of Delaware, the RASK Charter Documents, or any Contract to which RASK is a party or otherwise bound. Except as contemplated by this Agreement, there are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which RASK is a party or by which it is bound; (a) obligating RASK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, RASK, (b) obligating RASK to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of RASK. As of the date of this Agreement, there are no outstanding contractual obligations of RASK to repurchase, redeem or otherwise acquire any shares of capital stock of RASK. To RASK’s Knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of RASK issued prior to the Closing complied with all applicable securities laws and RASK has not been notified by any Governmental Authority of the absence of compliance by RASK with any applicable securities laws or other Legal Requirements. No shareholder has a matured and/or unmatured right of rescission or claim for damages with respect thereto.

4.8          Financial Statements. RASK has delivered to DPWF a true and complete copy of RASK’s unaudited consolidated balance sheet as of December 31, 2018 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, changes in RASK’s stockholder’s deficit and cash flows for the period then ended (the “RASK GAAP Financial Statements”). The RASK GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of RASK, comply in all material respects with applicable accounting requirements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of RASK as of the times and for the period referred to therein, subject to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes. The RASK GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto).

4.9          Contracts.

(a)           Schedule 4.9(a) contains an accurate and complete list and terms of all RASK’s Contracts. Other than as set forth on such otherwise set forth on Schedule 4.9(a), RASK is not a party to or bound by any of the following, whether written or oral:

(i)       Any Contract that cannot by its terms be terminated by RASK with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)       Any Contract or commitment for capital expenditures by RASK in excess of $10,000 per calendar quarter in the aggregate;

(iii)       Any lease or license with respect to any Properties, whether as landlord, tenant, licensor or licensee;

(iv)       Any Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)       Any Contract with any Affiliate of RASK relating to the provision of goods or services by or to RASK;

(vi)       Any Contract for the sale of any assets;

(vii)       Any Contract that purports to limit RASK’s freedom to compete freely in any line of business or in any geographic area;

(viii)       Any preferential purchase right, right of first refusal, or similar agreement; or

(ix)       Any other Contract that is material to the business of RASK.

(b)           All of the Contracts listed or required to be listed in Schedule 4.9(a) are valid, binding and in full force and effect, and RASK has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither RASK nor, to the Knowledge of RASK, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 4.9(a). Following the Closing, RASK will continue to be entitled to all of the benefits currently held by RASK under each Contract listed or required to be listed on Schedule 4.9(a).

(c)           RASK is not a party to or bound by any Contract or Contracts the terms of which were arrived at by, or otherwise reflect, less-than-arm’s-length negotiations or bargaining.

4.10        Absence of Certain Changes or Events.

(a)           Since December 31, 2016 (the “Applicable Date”), there has not been:

(i)         any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of RASK;

(ii)        any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of RASK; or

(iii)       Any material adverse change in RASK’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)          Since the Applicable Date, RASK has not:

(i)         merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)        purchased any securities of any Person;

(iii)       created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Liabilities, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)        made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of RASK’s business operations;

(v)        entered into, amended or terminated a Contract;

(vi)       sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties.

(vii)       settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)       incurred or approved, or entered into any Contract, agreement or commitment to make, any expenditure in excess of $500,000;

(ix)        maintained its Records and/or any other books of account other than in the usual, regular and ordinary manner in accordance with the GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under the GAAP;

(x)        granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

(xi)        suffered any extraordinary losses or waived any rights of material value;

(xii)       made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to RASK;

(xiii)       engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xiv)      declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv)       amended the RASK Charter Documents;

(xvi)       issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xvii)     agreed or committed to do any of the foregoing.

4.11        Absence of Undisclosed Liabilities and Agreements. Except as set forth on Schedule 4.11, RASK does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Applicable Date included within the RASK GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of RASK’s business since the Applicable Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are material to the business of RASK) are identified on Schedule 4.11. Except as set forth on Schedule 4.11, as of the Closing, RASK will have no Liabilities.

4.12        Compliance with Legal Requirements. The business of RASK has been operated in compliance with all laws, ordinances, rules, regulations and orders of all Governmental Authorities, except where such failure would not have a material adverse effect on RASK or its business. RASK has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority or any other body having jurisdiction over RASK’s operations. RASK has not received any written communication from a Governmental Authority that alleges that RASK is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

4.13         Tax Matters. (a)  All Tax Returns required to be filed by or on behalf of RASK have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of RASK (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, RASK has made due and sufficient accruals for such Taxes in the RASK GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of RASK. RASK has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(b)           RASK has delivered to the Acquirees complete copies of all federal, state, local and foreign income or franchise Tax Returns of RASK relating to the taxable periods since its inception on February 8, 2018. To RASK’s Knowledge, there are no audits or investigations of RASK by any Taxing Authority in progress, nor has RASK received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No claim has been made by a Taxing Authority in a jurisdiction where RASK does not file Tax Returns to the effect that RASK is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of RASK arising as a result of any failure (or alleged failure) to pay any Tax. RASK has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and RASK has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c)           RASK has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. RASK is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. RASK has never been a shareholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. RASK is not a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Legal Requirement), as a transferee or successor, by contract, or otherwise.

(d)           RASK has not made any payments, is not obligated to make any payments, or is not a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. RASK has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

4.14         Absence of Questionable Payments. Neither RASK nor any Affiliate, director, officer, employee, agent, representative or other Person acting on behalf of RASK has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

4.15         Title to Property; Rights, Etc.

(a)           Title to Property. RASK has delivered to DPWF true, correct and complete copies of the RASK assets set forth on Schedule 4.15(a) hereto as well as all leases of real and personal property used in the business of RASK, together with all amendments, modifications or supplements thereto (collectively, the “RASK Properties”). The RASK Properties are owned solely by RASK, and Seller has good, assignable and marketable title to the RASK Properties, free and clear of any and all Encumbrances other than the Permitted Encumbrances. Each component of such RASK Properties, including but not limited to such leases, is in full force and effect and RASK has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by RASK under any of such RASK Properties and, to the Knowledge of RASK, no other party is in default thereof. All material items of personal property used in the business of RASK are in good operating condition and fit for operation in the ordinary course of RASK’s business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

(b)           Leased Property; Real Estate Taxes. Neither RASK nor any of its Subsidiaries owns any real property. RASK has no leased property.

4.16         Intellectual Property.

(a)           Schedule 4.16(a) sets forth an accurate and complete list of the RASK Intellectual Property as follows: (i) all patents, marks and copyrights owned by, controlled by or filed in the name of RASK that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all marks owned by RASK that are material to its business but that are not registered or subject to an application to register and (iii) all software that is owned exclusively by RASK that is material to the operation of the business of RASK as presently conducted and presently proposed to be conducted by RASK. Schedule 4.16(a) lists the jurisdictions in which each such item of RASK Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Knowledge of RASK, all of RASK’s patents are valid.

(b)           Except as set forth on Schedule 4.16(b), RASK owns or possesses adequate rights to use all Intellectual Property necessary to carry on the its business. RASK has taken all steps necessary to perfect its ownership of and interest in its Intellectual Property.

(c)           RASK’s products and services, and the conduct of the business of RASK as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)           Except as set forth on Schedule 4.16(d), each item of RASK’s Intellectual Property that has been issued and registered in any jurisdiction by RASK is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered RASK Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Intellectual Property owned by RASK have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

(e)           Except as set for in Schedule 4.16(e), no other Person has any rights to any material Intellectual Property owned by RASK.

(f)            Except with respect to licenses of Off-The-Shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 4.16(f) or as reflected in the RASK GAAP Financial Statements, RASK is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to RASK’s use of any Intellectual Property in connection with the conduct of the business of RASK as presently conducted.

(g)           Schedule 4.16(g) sets forth a complete and accurate list of all Contracts to which RASK is a party (other than licenses to RASK of Off-The-Shelf-Software) that (i) grant any Intellectual Property licenses to or from RASK, (ii) contain a covenant not to compete or otherwise limit RASK’s ability to use or exploit fully any of the RASK Intellectual Property, or (iii) contain an agreement by RASK to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. RASK has delivered to DPWF true, correct and complete copies of each Contract set forth on Schedule 4.16(g), together with all amendments, modifications or supplements thereto. All Intellectual Property licenses are valid, binding and enforceable agreements, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights.

(h)           RASK has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of RASK.

(i)            Except as set forth on Schedule 4.16(i), RASK is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of RASK, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any Intellectual Property rights of any Person, or challenging RASK’s ownership, use, validity or enforceability of any Intellectual Property. Except as set forth on Schedule 4.16(i), RASK has not received notice of any such threatened claim and to the Knowledge of RASK, there are no facts or circumstances that would form the basis for any such claim. To RASK’s Knowledge, all of RASK’s rights in and to its Intellectual Property are valid and enforceable in all material respects.

(j)            To the Knowledge of RASK, no Person is infringing, violating, misusing or misappropriating any RASK Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in RASK.

(k)           Except as set forth on Schedule 4.16(k), no present or former employee or consultant of RASK has any right, title, or interest, directly or indirectly, in whole or in part, in any RASK Intellectual Property owned or used by any of the Persons in RASK. To the Knowledge of RASK, no employee, consultant or independent contractor of any of the Persons in RASK is, as a result of or in the course of such employee, consultant or independent contractor’s engagement by RASK, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each employee of and consultant to RASK is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to RASK.

(l)            RASK has at all times complied in all material respects with all applicable Legal Requirements, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by RASK in the conduct of its business. No claims have been asserted or, to RASK’s Knowledge, threatened against any Person in RASK alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Legal Requirement or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by RASK in the conduct of the its Business. Each Person in RASK takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

4.17        Banks. Schedule 4.17 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which RASK has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of RASK in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable. RASK has furnished DPWF with true and complete copies of all such accounts, credit lines, and safe deposit boxes or vaults and any other such document that it has had since its inception.

4.18        Absence of Certain Business Practices. Neither RASK nor any other Affiliate or agent of RASK, or any other person acting on behalf of or associated with RASK, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of RASK (or assist RASK in connection with any actual or proposed transaction), in each case which (i) may subject RASK to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of RASK, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of RASK.

4.19       Transactions with Affiliates. Other than disclosed on Schedule 4.19, RASK has not purchased, acquired or leased any Property or services from, or sold, transferred or leased any Property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of RASK or any of their respective Affiliates. No Affiliate of RASK is indebted to RASK for money borrowed or other loans or advances, and RASK is not indebted to any such Affiliate other than the Parent.

4.20       Absence of Certain RASK Control Person Actions or Events. Other than as disclosed on Schedule 4.20, to RASK’s Knowledge, none of the following has occurred during the past three (3) years with respect to a RASK Control Person:

(a)       A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or Property of such RASK Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b)       Such RASK Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)       Such RASK Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or (B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)       Such RASK Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such RASK Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

(e)       Such RASK Control Person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

4.21       Books and Records; Internal Accounting Controls. The books and records of RASK accurately reflect in all material respects the information relating to the business of RASK, the location and collection of its Properties and the nature of all transactions giving rise to the obligations or accounts receivable of RASK to the extent required to be contained therein. RASK maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such books and records are appended to, and a description of the internal accounting controls is listed on, Schedule 4.21.

4.22       Labor Matters. RASK is not a party to any representation or collective bargaining agreement with any employees.

4.23       Employment Agreements and Plans. RASK has furnished DPWF with a list of all employment, consulting, advisory and confidentiality agreements to which RASK is a party. RASK has delivered to DPWF true and complete copies of each such agreement (or written descriptions thereof for any such agreements which are not in writing). RASK has not and does not maintain or contribute to any outstanding incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension, medical, dental, disability or other benefit plans or arrangements with or for the benefit of any officer, employee or former officer, employee of RASK or for the benefit of any distributor, sales representative or other person resulting from a relationship with RASK.

4.24       Insurance. RASK has furnished DPWF with a list of all material bonds and liability, fire and other insurance contracts of whatsoever description to which RASK is a party, and under which RASK is or was a beneficiary. RASK has sufficient and adequate insurance coverage for the purposes of operating its business as presently or contemplated to be conducted, and such insurance coverage is in full force and effect and there are no circumstances which might lead to any liability under such insurance policies being voided by the insurers or the premiums being increased. Consummation of the Exchange or any of the other Transactions will not have the effect of terminating, or entitling any insurer to terminate, coverage under any such insurance policy. No claim is outstanding by RASK under any such policy and, to RASK’s Knowledge there are no circumstances likely to give rise to such a claim. RASK has adequate and effective insurance coverage to cover all potential risks generally associated with operating its business as presently or contemplated to be conducted.

4.25       RASK Subject Shares. The RASK Subject Shares to be surrendered pursuant to this Agreement were duly authorized, validly issued and outstanding, fully paid and non-assessable and vested in the RASK Holders free and clear of any restrictions on transfer (other than any restrictions under applicable securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

4.26       Environmental Matters. RASK is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to RASK in all material respects. There are no pending or, to the Knowledge of RASK, threatened Environmental Legal Proceedings against RASK or any of its Affiliates.

4.27       Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for RASK, the Parent or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.28       Forms 8-K. None of the information supplied or to be supplied by RASK for inclusion in the Forms 8-K to be filed with the Commission, shall on the dates the Forms 8-K are filed with the Commission, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. RASK will supply DPWF with all business, financial, accounting, legal, management and other information about RASK as is required to be disclosed in a Form 10 containing information required under Commission rules.

4.29       Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in RASK’s Charter Documents is, or on the Closing Date will be, applicable to RASK, the RASK Subject Shares, the Exchange or any other Transaction. RASK’s board of directors has taken all action so that none of DPWF, any Affiliate of DPWF or any Affiliates of an Affiliate of DPWF will be prohibited from entering into an affiliated transaction with RASK as an interested shareholder as a result of the execution of this Agreement, or the consummation of the Transactions contemplated hereby.

4.30       Due Diligence. All documents and other materials relating to RASK and provided to DPWF in connection with this Agreement are true and correct in all material respects and do not contain any misstatement and/or omission.

4.31       No Subsidiaries. RASK has no Subsidiaries.

4.32       No Commission or FINRA Inquiries; Delisting. Except as listed on Schedule 4.32, to RASK’s Knowledge, RASK is not, and has never been, the subject of any formal or informal inquiry or investigation by the Commission or FINRA. Except as disclosed on Schedule 4.32, RASK has no Knowledge of any action by the Commission, FINRA or the NSCC that seeks to impose penalties on RASK in any respect or could otherwise have a Material Adverse Effect on RASK.

4.33       Disclosure of Material Information. Neither RASK nor any other Person acting on its behalf has provided or will provide DPWF, the Parent or their respective agents or counsel with any information that RASK believes constitutes material non-public information (other than with respect to the Transactions), unless prior thereto DPWF and the Parent shall have executed a written agreement regarding the confidentiality and use of such information.

4.34       Prior Sales of Securities. All prior sales of securities by RASK were either properly registered under the federal and/or state securities laws or issued pursuant to an exemption therefrom and all such sales were all done in accordance with all laws, rules and regulations and no Person/entity has any rescission and/or similar rights with respect to any Exchange Shares. RASK has no matured and/or unmatured rescission and/or similar rights to its shareholders.

4.35       Disclosure. No representation or warranty by RASK in this Agreement, any other Transaction Documents and the Exhibits and Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by RASK to DPWF or any of its representatives or agents pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GLENDALE

Glendale hereby represents and warrants to the Parent and DPWF as of the date hereof and as of the Closing Date that:

5.1       Organization and Qualification. Glendale and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, which in the case of Glendale is the State of California, and has full corporate power and authority to carry on its business as it is now being conducted, and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other jurisdictions in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on Glendale’s or any Subsidiary’s business; Glendale and each of its Subsidiaries is duly and properly registered pursuant to applicable national and provincial laws and regulations in all states where the conduct of Glendale’s and/or each of its Subsidiaries’ business as presently conducted requires such registration. The copies of the Articles of Incorporation and Bylaws of Glendale (the “Glendale Charter Documents”) annexed hereto as Schedule 5.1 are complete and correct copies of such instruments as presently in effect.

5.2       Authority. Glendale has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement by Glendale, and the consummation by Glendale of the Transactions contemplated hereby, including the Exchange, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Glendale is necessary to authorize this Agreement or to consummate the Transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Glendale and, assuming due authorization, execution and delivery by DPWF and the other signatories hereto, constitutes a legally valid and binding obligation of Glendale, enforceable against Glendale in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

5.3       No Conflict. None of the execution, delivery or performance of this Agreement by Glendale, the consummation by Glendale of the Exchange or any other transaction contemplated by this Agreement, or compliance by Glendale with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Glendale Charter Documents; (b) assuming that all consents, approvals, authorizations and permits described in Section 5.4 have been obtained and all filings and notifications described in Section 5.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to Glendale or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of Glendale pursuant to any Contract or permit to which Glendale is a party or by which they or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on Glendale.

5.4          Consents; Permits; Defaults. Except as listed on Schedule 5.4, no notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, Glendale in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by Glendale. Glendale has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of Glendale. Glendale has the sole rights, title or interests in and to all such Permits. All such Permits are listed on Schedule 5.4. Except as listed on Schedule 5.4, no notice has been issued and no investigation, inquiry or review is pending or, to Glendale’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by Glendale of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all Permits, certificates, Licenses, approvals and other authorizations required in connection with the operation of the business of Glendale. There are no defaults, and Glendale has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Exchange or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which Glendale is a party or by which it is bound.

5.5          Litigation. Except as listed on Schedule 5.5, there is no action pending or, to the knowledge of Glendale, threatened against or affecting Glendale or any of its subsidiaries, or any executive officer or director of Glendale, that, individually or in the aggregate, could have a Material Adverse Effect on Glendale.

5.6          Information in the Initial Form 8-K and Closing Form 8-K. The information supplied by Glendale in writing expressly for inclusion or incorporation by reference in the Forms 8-K, and any amendment thereof or supplement thereto, will not, on the date filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

5.7          Capitalization. As of the date hereof, the authorized capital stock of Glendale consists of 1,100,000 shares, consisting of (i) 100,000 shares of Glendale Common Stock and (ii) 1,000,000 shares of preferred stock of Glendale (the “Glendale Preferred Stock”). As of the date hereof, there are (i) 17,484 shares of Glendale Common Stock issued and outstanding, and no shares of Glendale Preferred Stock issued and outstanding.

Other than as set forth above, no shares of capital stock or other voting or non-voting securities of Glendale are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Glendale are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of California, the Glendale Charter Documents, or any Contract to which Glendale is a party or otherwise bound. Except as contemplated by this Agreement, there are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Glendale is a party or by which it is bound; (a) obligating Glendale to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Glendale, (b) obligating Glendale to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Glendale. As of the date of this Agreement, there are no outstanding contractual obligations of Glendale to repurchase, redeem or otherwise acquire any shares of capital stock of Glendale. To Glendale’s Knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of Glendale issued prior to the Closing complied with all applicable securities laws and Glendale has not been notified by any Governmental Authority of the absence of compliance by Glendale with any applicable securities laws or other Legal Requirements. No shareholder has a matured and/or unmatured right of rescission or claim for damages with respect thereto.

5.8          Financial Statements.

(a)       Glendale has delivered or made available to DPWF a true and complete copy of Glendale’s audited balance sheet as of December 31, 2018, December 31, 2017 and December 31, 2016 and the related audited statements of operations, changes in Glendale’s stockholder’s deficit and cash flows for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 prepared in accordance with GAAP (such statements, including the related notes and schedules thereto, are referred to herein as the “Glendale GAAP Financial Statements”), together with the reports of Alvarez & Associates, CPAs (2018), Breard & Associates, Inc. (2017), and Elizabeth Tractenberg, CPA (2016), respectively, Glendale’s independent registered public accounting firm (“Alvarez”). The Glendale GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of Glendale, comply in all material respects with applicable accounting requirements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Glendale as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The Glendale GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto). The Glendale GAAP Financial Statements were in form appropriate for filing with the Commission.

(b)       Alvarez, which has certified the Glendale GAAP Financial Statements for its fiscal year ended December 31, 2018 and related schedules, is an independent registered public accounting firm with respect to Glendale as required by the Securities Act and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board (United States).

(c)       There are no relationships or services, or any other factors that may affect the objectivity and independence of Alvarez under applicable auditing standards. Alvarez has not performed any non-audit services for any Person related to Glendale.

5.9          Contracts.

(a)          Schedule 5.9(a) contains an accurate and complete list and terms of all Glendale’s Contracts. Other than as set forth on such otherwise set forth on Schedule 5.9(a), Glendale is not a party to or bound by any of the following, whether written or oral:

(i)         Any Contract that cannot by its terms be terminated by Glendale with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)        Any Contract or commitment for capital expenditures by Glendale in excess of $10,000 per calendar quarter in the aggregate;

(iii)       Any lease or license with respect to any Properties, whether as landlord, tenant, licensor or licensee;

(iv)       Any Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)        Any Contract with any Affiliate of Glendale relating to the provision of goods or services by or to Glendale;

(vi)       Any Contract for the sale of any assets;

(vii)       Any Contract that purports to limit Glendale’s freedom to compete freely in any line of business or in any geographic area;

(viii)      Any preferential purchase right, right of first refusal, or similar agreement; or

(ix)        Any other Contract that is material to the business of Glendale.

(b)          All of the Contracts listed or required to be listed in Schedule 5.9(a) are valid, binding and in full force and effect, and Glendale has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither Glendale nor, to the Knowledge of Glendale, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 5.9(a). Following the Closing, Glendale will continue to be entitled to all of the benefits currently held by Glendale under each Contract listed or required to be listed on Schedule 5.9(a).

(c)          Glendale is not a party to or bound by any Contract or Contracts the terms of which were arrived at by, or otherwise reflect, less-than-arm’s-length negotiations or bargaining.

5.10        Absence of Certain Changes or Events.

(a)           Except as listed on Schedule 5.10(a), since the Applicable Date, there has not been:

(i)         any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of Glendale;

(ii)        any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of Glendale; or

(iii)       Any material adverse change in Glendale’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)          Except as listed on Schedule 5.10(b), since the Applicable Date, Glendale has not:

(i)         merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)        purchased any securities of any Person;

(iii)       created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Liabilities, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)       made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of Glendale’s business operations;

(v)        entered into, amended or terminated a Contract;

(vi)       sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties.

(vii)       settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)       incurred or approved, or entered into any Contract, agreement or commitment to make, any expenditure in excess of $500,000;

(ix)        maintained its Records and/or any other books of account other than in the usual, regular and ordinary manner in accordance with the GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under the GAAP;

(x)        granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

(xi)       suffered any extraordinary losses or waived any rights of material value;

(xii)       made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to Glendale;

(xiii)      engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xiv)      declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv)       amended the Glendale Charter Documents;

(xvi)      issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xvii)     agreed or committed to do any of the foregoing.

5.11       Absence of Undisclosed Liabilities and Agreements. Glendale does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Applicable Date included within the Glendale GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of Glendale’s business since the Applicable Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are material to the business of Glendale) are identified on Schedule 5.11. Except as set forth on Schedule 5.11, as of the Closing, Glendale will have no Liabilities.

5.12        Compliance with Legal Requirements. The business of Glendale has been operated in compliance with all laws, ordinances, rules, regulations and orders of all Governmental Authorities, except where such failure would not have a material adverse effect on Glendale or its business. Glendale has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority or any other body having jurisdiction over Glendale’s operations. Except as listed on Schedule 5.12, Glendale has not received any written communication from a Governmental Authority that alleges that Glendale is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

5.13        Tax Matters. (a)  All Tax Returns required to be filed by or on behalf of Glendale have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of Glendale (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Glendale has made due and sufficient accruals for such Taxes in the Glendale GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of Glendale. Glendale has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(b)           Except as set forth on Schedule 5.13(b), Glendale has delivered to the Acquirees complete copies of all federal, state, local and foreign income or franchise Tax Returns of Glendale relating to the taxable periods for the past three years. To Glendale’s Knowledge, there are no audits or investigations of Glendale by any Taxing Authority in progress, nor has Glendale received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No claim has been made by a Taxing Authority in a jurisdiction where Glendale does not file Tax Returns to the effect that Glendale is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of Glendale arising as a result of any failure (or alleged failure) to pay any Tax. Glendale has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and Glendale has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c)           Glendale has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Glendale is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. Glendale has never been a shareholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. Glendale is not a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Legal Requirement), as a transferee or successor, by contract, or otherwise.

(d)           Glendale has not made any payments, is not obligated to make any payments, or is not a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. Glendale has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

5.14        Absence of Questionable Payments. Neither Glendale nor any Affiliate, director, officer, employee, agent, representative or other Person acting on behalf of Glendale has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

5.15        Title to Property; Rights, Etc.

(a)       Title to Property. Glendale has delivered to DPWF true, correct and complete copies of the Glendale assets set forth on Schedule 5.15(a) hereto as well as all leases of real and personal property used in the business of Glendale, together with all amendments, modifications or supplements thereto (collectively, the “Glendale Properties”). The Glendale Properties are owned solely by Glendale, and Seller has good, assignable and marketable title to the Glendale Properties, free and clear of any and all Encumbrances other than the Permitted Encumbrances. Each component of such Glendale Properties, including but not limited to such leases, is in full force and effect and Glendale has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Glendale under any of such Glendale Properties and, to the Knowledge of Glendale, no other party is in default thereof. All material items of personal property used in the business of Glendale are in good operating condition and fit for operation in the ordinary course of Glendale’s business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

(b)       Leased Property; Real Estate Taxes. Neither Glendale nor any of its Subsidiaries owns any real property. Glendale’s only leased property is office space in Sherman Oaks, CA (collectively, the “Glendale Leased Property”). All real estate Taxes for which Glendale is responsible with respect to any Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

5.16        Intellectual Property.

(a)       Schedule 5.16(a) sets forth an accurate and complete list of the Glendale Intellectual Property as follows: (i) all patents, marks and copyrights owned by, controlled by or filed in the name of Glendale that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all marks owned by Glendale that are material to its business but that are not registered or subject to an application to register and (iii) all software that is owned exclusively by Glendale that is material to the operation of the business of Glendale as presently conducted and presently proposed to be conducted by Glendale. Schedule 5.16(a) lists the jurisdictions in which each such item of Glendale Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Knowledge of Glendale, all of Glendale’s patents are valid.

(b)       Except as set forth on Schedule 5.16(b), Glendale owns or possesses adequate rights to use all Intellectual Property necessary to carry on the its business. Glendale has taken all steps necessary to perfect its ownership of and interest in its Intellectual Property.

(c)       Glendale’s products and services, and the conduct of the business of Glendale as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)       Except as set forth on Schedule 5.16(d), each item of Glendale’s Intellectual Property that has been issued and registered in any jurisdiction by Glendale is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered Glendale Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Intellectual Property owned by Glendale have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

(e)       Except as set for in Schedule 5.16(e), no other Person has any rights to any material Intellectual Property owned by Glendale.

(f)        Except with respect to licenses of Off-The-Shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.16(f) or as reflected in the Glendale GAAP Financial Statements, Glendale is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to Glendale’s use of any Intellectual Property in connection with the conduct of the business of Glendale as presently conducted.

(g)       Schedule 5.16(g) sets forth a complete and accurate list of all Contracts to which Glendale is a party (other than licenses to Glendale of Off-The-Shelf-Software) that (i) grant any Intellectual Property licenses to or from Glendale, (ii) contain a covenant not to compete or otherwise limit Glendale’s ability to use or exploit fully any of the Glendale Intellectual Property, or (iii) contain an agreement by Glendale to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. Glendale has delivered to DPWF true, correct and complete copies of each Contract set forth on Schedule 5.16(g), together with all amendments, modifications or supplements thereto. All Intellectual Property licenses are valid, binding and enforceable agreements, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights.

(h)       Glendale has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of Glendale.

(i)         Except as set forth on Schedule 5.16(i), Glendale is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of Glendale, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any Intellectual Property rights of any Person, or challenging Glendale’s ownership, use, validity or enforceability of any Intellectual Property. Except as set forth on Schedule 5.16(i), Glendale has not received notice of any such threatened claim and to the Knowledge of Glendale, there are no facts or circumstances that would form the basis for any such claim. To Glendale’s Knowledge, all of Glendale’s rights in and to its Intellectual Property are valid and enforceable in all material respects.

(j)         To the Knowledge of Glendale, no Person is infringing, violating, misusing or misappropriating any Glendale Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in Glendale.

(k)       Except as set forth on Schedule 5.16(k), no present or former employee or consultant of Glendale has any right, title, or interest, directly or indirectly, in whole or in part, in any Glendale Intellectual Property owned or used by any of the Persons in Glendale. To the Knowledge of Glendale, no employee, consultant or independent contractor of any of the Persons in Glendale is, as a result of or in the course of such employee, consultant or independent contractor’s engagement by Glendale, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each employee of and consultant to Glendale is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to Glendale.

(l)         Glendale has at all times complied in all material respects with all applicable Legal Requirements, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Glendale in the conduct of its business. No claims have been asserted or, to Glendale’s Knowledge, threatened against any Person in Glendale alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Legal Requirement or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by Glendale in the conduct of the its Business. Each Person in Glendale takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

5.17       Banks. Schedule 5.17 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which Glendale has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of Glendale in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable. Glendale has furnished DPWF with true and complete copies of all such accounts, credit lines, and safe deposit boxes or vaults and any other such document that it has had since its inception.

5.18       Absence of Certain Business Practices. Neither Glendale nor any other Affiliate or agent of Glendale, or any other person acting on behalf of or associated with Glendale, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of Glendale (or assist Glendale in connection with any actual or proposed transaction), in each case which (i) may subject Glendale to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of Glendale, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of Glendale.

5.19       Transactions with Affiliates. Glendale has not purchased, acquired or leased any Property or services from, or sold, transferred or leased any Property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of Glendale or any of their respective Affiliates. No Affiliate of Glendale is indebted to Glendale for money borrowed or other loans or advances, and Glendale is not indebted to any such Affiliate.

5.20       Absence of Certain Glendale Control Person Actions or Events. Other than as disclosed on Schedule 5.20, to Glendale’s Knowledge, none of the following has occurred during the past three (3) years with respect to a Glendale Control Person:

(a)       A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or Property of such Glendale Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b)       Such Glendale Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)       Such Glendale Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or (B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)       Such Glendale Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such Glendale Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

(e)       Such Glendale Control Person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

5.21       Books and Records; Internal Accounting Controls. The books and records of Glendale accurately reflect in all material respects the information relating to the business of Glendale, the location and collection of its Properties and the nature of all transactions giving rise to the obligations or accounts receivable of Glendale to the extent required to be contained therein. Glendale maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such books and records are appended to, and a description of the internal accounting controls is listed on, Schedule 5.21.

5.22       Labor Matters. Glendale is not a party to any representation or collective bargaining agreement with any employees.

5.23       Employment Agreements and Plans. Glendale has furnished DPWF with a list of all employment, consulting, advisory and confidentiality agreements to which Glendale is a party. Glendale has delivered to DPWF true and complete copies of each such agreement (or written descriptions thereof for any such agreements which are not in writing). Glendale has not and does not maintain or contribute to any outstanding incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension, medical, dental, disability or other benefit plans or arrangements with or for the benefit of any officer, employee or former officer, employee of Glendale or for the benefit of any distributor, sales representative or other person resulting from a relationship with Glendale.

5.24       Insurance. Glendale has furnished DPWF with a list of all material bonds and liability, fire and other insurance contracts of whatsoever description to which Glendale is a party, and under which Glendale is or was a beneficiary. Glendale has sufficient and adequate insurance coverage for the purposes of operating its business as presently or contemplated to be conducted, and such insurance coverage is in full force and effect and there are no circumstances which might lead to any liability under such insurance policies being voided by the insurers or the premiums being increased. Consummation of the Exchange or any of the other Transactions will not have the effect of terminating, or entitling any insurer to terminate, coverage under any such insurance policy. No claim is outstanding by Glendale under any such policy and, to Glendale’s Knowledge there are no circumstances likely to give rise to such a claim. Glendale has adequate and effective insurance coverage to cover all potential risks generally associated with operating its business as presently or contemplated to be conducted.

5.25       Glendale Subject Shares. The Glendale Subject Shares to be surrendered pursuant to this Agreement were duly authorized, validly issued and outstanding, fully paid and non-assessable and vested in the Glendale Holders free and clear of any restrictions on transfer (other than any restrictions under applicable securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

5.26       Environmental Matters. Glendale is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to Glendale in all material respects. There are no pending or, to the Knowledge of Glendale, threatened Environmental Legal Proceedings against Glendale or any of its Affiliates.

5.27       Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Glendale, the Parent or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.28       Forms 8-K. None of the information supplied or to be supplied by Glendale for inclusion in the Forms 8-K to be filed with the Commission, shall on the dates the Forms 8-K are filed with the Commission, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Glendale will supply DPWF with all business, financial, accounting, legal, management and other information about Glendale as is required to be disclosed in a Form 10 containing information required under Commission rules.

5.29       Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Glendale’s Charter Documents is, or on the Closing Date will be, applicable to Glendale, the Glendale Subject Shares, the Exchange or any other Transaction. Glendale’s board of directors has taken all action so that none of DPWF, any Affiliate of DPWF or any Affiliates of an Affiliate of DPWF will be prohibited from entering into an affiliated transaction with Glendale as an interested shareholder as a result of the execution of this Agreement, or the consummation of the Transactions contemplated hereby.

5.30       Due Diligence. All documents and other materials relating to Glendale and provided to DPWF in connection with this Agreement are true and correct in all material respects and do not contain any misstatement and/or omission.

5.31       No Subsidiaries. Glendale has no Subsidiaries other than GHC.

5.32       No Commission or FINRA Inquiries; Delisting. Except as listed on Schedule 5.32, to Glendale’s Knowledge, Glendale is not, and has never been, the subject of any formal or informal inquiry or investigation by the Commission or FINRA. Except as disclosed on Schedule 5.32, Glendale has no Knowledge of any action by the Commission, FINRA or the NSCC that seeks to impose penalties on Glendale in any respect or could otherwise have a Material Adverse Effect on Glendale.

5.33       Regulatory Approval.

(a)       Glendale shall continue to operate as a FINRA Broker/Dealer with $100,000 in minimum net capital pursuant to SEA Rule 15c3-1. Until FINRA approval of the change in control, Paul Eric Flesche shall remain the principal of Glendale and shall use best efforts to manage Glendale and to facilitate FINRA’s approval of the change in control.

(b)       Immediately prior to Closing, Glendale shall to immediately prepare and file an amended Form BD with the SEC, in addition to the Rule 1017 Application with FINRA, and all states requested by DPWF, indicating the change of 20% in ownership of Glendale and indicating that the present management will stay in charge and assist DPWF and RASK in preparing for a change in control when and if approved by FINRA.

(c)       Glendale shall agree to fully cooperate in the filing of an application for change of ownership of Glendale with FINRA within thirty business days of the Closing. Any expenses or fees related to the application to FINRA for change of ownership shall be borne by Glendale. If such application is not submitted within the period prescribed above, DPWF may terminate this Agreement in its sole and absolute discretion pursuant to Section 13.1(c).

(d) Glendale shall use its best efforts to cooperate with any applicable Person to obtain all necessary approvals requested by DPWF. The failure of WDCO to use its best efforts to cooperate with DPWF shall be a breach of Glendale’s obligation under this Agreement.

5.34       Disclosure of Material Information. Neither Glendale nor any other Person acting on its behalf has provided or will provide DPWF, the Parent or their respective agents or counsel with any information that Glendale believes constitutes material non-public information (other than with respect to the Transactions), unless prior thereto DPWF and the Parent shall have executed a written agreement regarding the confidentiality and use of such information.

5.35       Prior Sales of Securities. All prior sales of securities by Glendale were either properly registered under the federal and/or state securities laws or issued pursuant to an exemption therefrom and all such sales were all done in accordance with all laws, rules and regulations and no Person/entity has any rescission and/or similar rights with respect to any Exchange Shares. Glendale has no matured and/or unmatured rescission and/or similar rights to its shareholders.

5.36       Disclosure. No representation or warranty by Glendale in this Agreement, any other Transaction Documents and the Exhibits and Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by Glendale to DPWF or any of its representatives or agents pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF GHC CONCERNING WDCO

GHC hereby represents and warrants to the Parent and DPWF as of the date hereof and as of the Closing Date that:

6.1          Organization and Qualification. WDCO and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, which in the case of WDCO is the State of Utah, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns, and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other jurisdictions in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on WDCO’s or any Subsidiary’s business; WDCO and each of its Subsidiaries is duly and properly registered pursuant to applicable national and provincial laws and regulations in all states where the conduct of WDCO’s and/or each of its Subsidiaries’ business as presently conducted requires such registration. The copies of the Articles of Incorporation and Bylaws of WDCO (the “WDCO Charter Documents”) annexed hereto as Schedule 6.1are complete and correct copies of such instruments as presently in effect.

6.2       Authority. WDCO has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement by WDCO, and the consummation by WDCO of the Transactions contemplated hereby, including the Exchange, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of WDCO is necessary to authorize this Agreement or to consummate the Transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by WDCO and, assuming due authorization, execution and delivery by DPWF and the other signatories hereto, constitutes a legally valid and binding obligation of WDCO, enforceable against WDCO in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

6.3       No Conflict. None of the execution, delivery or performance of this Agreement by WDCO, the consummation by WDCO of the Exchange or any other transaction contemplated by this Agreement, or compliance by WDCO with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the WDCO Charter Documents; (b) assuming that all consents, approvals, authorizations and permits described in Section 6.4 have been obtained and all filings and notifications described in Section 6.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to WDCO or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of WDCO pursuant to any Contract or permit to which WDCO is a party or by which they or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on WDCO.

6.4       Consents; Permits; Defaults. Except as listed on Schedule 6.4, no notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, WDCO in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by WDCO. WDCO has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of WDCO. WDCO has the sole rights, title or interests in and to all such Permits. All such Permits are listed on Schedule 6.4. No notice has been issued and no investigation, inquiry or review is pending or, to WDCO’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by WDCO of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all Permits, certificates, Licenses, approvals and other authorizations required in connection with the operation of the business of WDCO. There are no defaults, and WDCO has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Exchange or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which WDCO is a party or by which it is bound.

6.5       Litigation. Other than as listed in Schedule 6.5, there is no action pending or, to the knowledge of WDCO, threatened against or affecting WDCO or any of its subsidiaries, or any executive officer or director of WDCO, that, individually or in the aggregate, could have a Material Adverse Effect on WDCO.

6.6       Information in the Initial Form 8-K and Closing Form 8-K. The information supplied by WDCO in writing expressly for inclusion or incorporation by reference in the Forms 8-K, and any amendment thereof or supplement thereto, will not, on the date filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

6.7          Capitalization. As of the date hereof, the authorized capital stock of WDCO consists of 1,000,000 shares of capital stock, consisting of 1,000,000 shares of WDCO Common Stock. As of the date hereof, there are 410,000 shares of WDCO Common Stock issued and outstanding.

Other than as set forth above, no shares of capital stock or other voting or non-voting securities of WDCO are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of WDCO are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of Utah, the WDCO Charter Documents, or any Contract to which WDCO is a party or otherwise bound. There are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which WDCO is a party or by which it is bound; (a) obligating WDCO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, WDCO, (b) obligating WDCO to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of WDCO. As of the date of this Agreement, there are no outstanding contractual obligations of WDCO to repurchase, redeem or otherwise acquire any shares of capital stock of WDCO. To WDCO’s Knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of WDCO issued prior to the Closing complied with all applicable securities laws and WDCO has not been notified by any Governmental Authority of the absence of compliance by WDCO with any applicable securities laws or other Legal Requirements. No shareholder has a matured and/or unmatured right of rescission or claim for damages with respect thereto.

6.8          Financial Statements.

(a)          WDCO has delivered or made available to DPWF: a true and complete copy of WDCO’s audited balance sheet as of June 30, 2019 and June 30, 2018 the related audited statements of operations, changes in WDCO’s stockholder’s deficit and cash flows for each of the years ended June 30, 2019 and June 30, 2018 prepared in accordance with GAAP (such statements, including the related notes and schedules thereto, are referred to herein as the “WDCO GAAP Financial Statements”), together with the report of Haynie & Company WDCO’s independent registered public accounting firm (”Haynie”). The WDCO GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of WDCO, comply in all material respects with applicable accounting requirements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of the WDCO as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The WDCO GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto). The WDCO GAAP Financial Statements were in form appropriate for filing with the Commission.

(b)          Haynie which has certified the WDCO GAAP Financial Statements and related schedules, is an independent registered public accounting firm with respect to WDCO as required by the Securities Act and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board (United States).

(c)          There are no relationships or services, or any other factors that may affect the objectivity and independence of Haynie under applicable auditing standards. Haynie has not performed any non-audit services for any Person related to WDCO.

6.9          Contracts.

(a)          Schedule 6.9(a) contains an accurate and complete list and terms of all WDCO’s Contracts. Other than as set forth on such otherwise set forth on Schedule 6.9(a), WDCO is not a party to or bound by any of the following, whether written or oral:

(i)         Any Contract that cannot by its terms be terminated by WDCO with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)        Any Contract or commitment for capital expenditures by WDCO in excess of $10,000 per calendar quarter in the aggregate;

(iii)       Any lease or license with respect to any Properties, whether as landlord, tenant, licensor or licensee;

(iv)       Any Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)         Any Contract with any Affiliate of WDCO relating to the provision of goods or services by or to WDCO;

(vi)        Any Contract for the sale of any assets;

(vii)       Any Contract that purports to limit WDCO’s freedom to compete freely in any line of business or in any geographic area;

(viii)      Any preferential purchase right, right of first refusal, or similar agreement; or

(ix)        Any other Contract that is material to the business of WDCO.

(b)           All of the Contracts listed or required to be listed in Schedule 6.9(a) are valid, binding and in full force and effect, and WDCO has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither WDCO nor, to the Knowledge of WDCO, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 6.9(a). Following the Closing, WDCO will continue to be entitled to all of the benefits currently held by WDCO under each Contract listed or required to be listed on Schedule 6.9(a).

(c)           WDCO is not a party to or bound by any Contract or Contracts the terms of which were arrived at by, or otherwise reflect, less-than-arm’s-length negotiations or bargaining.

6.10        Absence of Certain Changes or Events.

(a)           Except as listed on Schedule 6.10(a), since the Applicable Date, there has not been:

(i)         any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of WDCO;

(ii)        any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of WDCO; or

(iii)       Any material adverse change in WDCO’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)          Except as listed on Schedule 6.10(b), since the Applicable Date, WDCO has not:

(i)         merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)        purchased any securities of any Person;

(iii)       created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Liabilities, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)       made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of WDCO’s business operations;

(v)        entered into, amended or terminated a Contract;

(vi)       sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties.

(vii)      settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)      incurred or approved, or entered into any Contract, agreement or commitment to make, any expenditure in excess of $500,000;

(ix)        maintained its Records and/or any other books of account other than in the usual, regular and ordinary manner in accordance with the GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under the GAAP;

(x)        granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

(xi)        suffered any extraordinary losses or waived any rights of material value;

(xii)       made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to WDCO;

(xiii)      engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xiv)     declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv)       amended the WDCO Charter Documents;

(xvi)      issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xvii)     agreed or committed to do any of the foregoing.

6.11        Absence of Undisclosed Liabilities and Agreements. WDCO does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Applicable Date included within the WDCO GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of WDCO’s business since the Applicable Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are material to the business of WDCO) are identified on Schedule 6.11. Except as set forth on Schedule 6.11, as of the Closing, WDCO will have no Liabilities.

6.12        Compliance with Legal Requirements. The business of WDCO has been operated in compliance with all laws, ordinances, rules, regulations and orders of all Governmental Authorities, except where such failure would not have a material adverse effect on WDCO or its business. WDCO has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority or any other body having jurisdiction over WDCO’s operations. Except as listed on Schedule 6.12, WDCO has not received any written communication from a Governmental Authority that alleges that WDCO is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

6.13         Tax Matters. (a)  All Tax Returns required to be filed by or on behalf of WDCO have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of WDCO (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, WDCO has made due and sufficient accruals for such Taxes in the WDCO GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of WDCO. WDCO has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(b)       Except as set forth on Schedule 6.13(b), WDCO has delivered to the Acquirees complete copies of all federal, state, local and foreign income or franchise Tax Returns of WDCO relating to the taxable periods for the past three years. To WDCO’s Knowledge, there are no audits or investigations of WDCO by any Taxing Authority in progress, nor has WDCO received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No claim has been made by a Taxing Authority in a jurisdiction where WDCO does not file Tax Returns to the effect that WDCO is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of WDCO arising as a result of any failure (or alleged failure) to pay any Tax. WDCO has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and WDCO has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c)       WDCO has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. WDCO is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. WDCO has never been a shareholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. WDCO is not a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Legal Requirement), as a transferee or successor, by contract, or otherwise.

(d)       WDCO has not made any payments, is not obligated to make any payments, or is not a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. WDCO has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

6.14        Absence of Questionable Payments. Neither WDCO nor any Affiliate, director, officer, employee, agent, representative or other Person acting on behalf of WDCO has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

6.15        Title to Property; Rights, Etc.

(a)       Title to Property. WDCO has delivered to DPWF true, correct and complete copies of the WDCO assets set forth on Schedule 6.15(a) hereto as well as all leases of real and personal property used in the business of WDCO, together with all amendments, modifications or supplements thereto (collectively, the “WDCO Properties”). The WDCO Properties are owned solely by WDCO, and Seller has good, assignable and marketable title to the WDCO Properties, free and clear of any and all Encumbrances other than the Permitted Encumbrances. Each component of such WDCO Properties, including but not limited to such leases, is in full force and effect and WDCO has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by WDCO under any of such WDCO Properties and, to the Knowledge of WDCO, no other party is in default thereof. All material items of personal property used in the business of WDCO are in good operating condition and fit for operation in the ordinary course of WDCO’s business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

(b)       Leased Property; Real Estate Taxes. Neither WDCO nor any of its Subsidiaries owns any real property other than as set forth on Schedule 6.15(b). WDCO’s only leased property are the properties in 236 South Main Street, Salt Lake City, Utah 84101 (collectively, the “WDCO Leased Property”). All real estate Taxes for which WDCO is responsible with respect to any Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

6.16        Intellectual Property.

(a)       Schedule 6.16(a) sets forth an accurate and complete list of the WDCO Intellectual Property as follows: (i) all patents, marks and copyrights owned by, controlled by or filed in the name of WDCO that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all marks owned by WDCO that are material to its business but that are not registered or subject to an application to register and (iii) all software that is owned exclusively by WDCO that is material to the operation of the business of WDCO as presently conducted and presently proposed to be conducted by WDCO. Schedule 6.16(a) lists the jurisdictions in which each such item of WDCO Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Knowledge of WDCO, all of WDCO’s patents are valid.

(b)       Except as set forth on Schedule 6.16(b), WDCO owns or possesses adequate rights to use all Intellectual Property necessary to carry on the its business. WDCO has taken all steps necessary to perfect its ownership of and interest in its Intellectual Property.

(c)       WDCO’s products and services, and the conduct of the business of WDCO as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)       Except as set forth on Schedule 6.16(d), each item of WDCO’s Intellectual Property that has been issued and registered in any jurisdiction by WDCO is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered WDCO Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Intellectual Property owned by WDCO have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

(e)       Except as set for in Schedule 6.16(e), no other Person has any rights to any material Intellectual Property owned by WDCO.

(f)        Except with respect to licenses of Off-The-Shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 6.16(f) or as reflected in the WDCO GAAP Financial Statements, WDCO is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to WDCO’s use of any Intellectual Property in connection with the conduct of the business of WDCO as presently conducted.

(g)       Schedule 6.16(g) sets forth a complete and accurate list of all Contracts to which WDCO is a party (other than licenses to WDCO of Off-The-Shelf-Software) that (i) grant any Intellectual Property licenses to or from WDCO, (ii) contain a covenant not to compete or otherwise limit WDCO’s ability to use or exploit fully any of the WDCO Intellectual Property, or (iii) contain an agreement by WDCO to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. WDCO has delivered to DPWF true, correct and complete copies of each Contract set forth on Schedule 6.16(g), together with all amendments, modifications or supplements thereto. All Intellectual Property licenses are valid, binding and enforceable agreements, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights.

(h)       WDCO has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of WDCO.

(i)        Except as set forth on Schedule 6.16(i), WDCO is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of WDCO, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any Intellectual Property rights of any Person, or challenging WDCO’s ownership, use, validity or enforceability of any Intellectual Property. Except as set forth on Schedule 6.16(i), WDCO has not received notice of any such threatened claim and to the Knowledge of WDCO, there are no facts or circumstances that would form the basis for any such claim. To WDCO’s Knowledge, all of WDCO’s rights in and to its Intellectual Property are valid and enforceable in all material respects.

(j)        To the Knowledge of WDCO, no Person is infringing, violating, misusing or misappropriating any WDCO Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in WDCO.

(k)       Except as set forth on Schedule 6.16(k), no present or former employee or consultant of WDCO has any right, title, or interest, directly or indirectly, in whole or in part, in any WDCO Intellectual Property owned or used by any of the Persons in WDCO. To the Knowledge of WDCO, no employee, consultant or independent contractor of any of the Persons in WDCO is, as a result of or in the course of such employee, consultant or independent contractor’s engagement by WDCO, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each employee of and consultant to WDCO is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to WDCO.

(l)        WDCO has at all times complied in all material respects with all applicable Legal Requirements, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by WDCO in the conduct of its business. No claims have been asserted or, to WDCO’s Knowledge, threatened against any Person in WDCO alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Legal Requirement or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by WDCO in the conduct of the its Business. Each Person in WDCO takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

6.17        Banks. Schedule 6.17 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which WDCO has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of WDCO in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable. WDCO has furnished DPWF with true and complete copies of all such accounts, credit lines, and safe deposit boxes or vaults and any other such document that it has had since its inception.

6.18        Absence of Certain Business Practices. Neither WDCO nor any other Affiliate or agent of WDCO, or any other person acting on behalf of or associated with WDCO, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of WDCO (or assist WDCO in connection with any actual or proposed transaction), in each case which (i) may subject WDCO to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of WDCO, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of WDCO.

6.19        Transactions with Affiliates. WDCO has not purchased, acquired or leased any Property or services from, or sold, transferred or leased any Property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of WDCO or any of their respective Affiliates. No Affiliate of WDCO is indebted to WDCO for money borrowed or other loans or advances, and WDCO is not indebted to any such Affiliate.

6.20        Absence of Certain WDCO Control Person Actions or Events. Other than as disclosed on Schedule 6.20, to WDCO’s Knowledge, none of the following has occurred during the past three (3) years with respect to a WDCO Control Person:

(a)       A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or Property of such WDCO Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b)       Such WDCO Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)       Such WDCO Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or (B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)       Such WDCO Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such WDCO Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

(e)       Such WDCO Control Person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

6.21        Books and Records; Internal Accounting Controls. The books and records of WDCO accurately reflect in all material respects the information relating to the business of WDCO, the location and collection of its Properties and the nature of all transactions giving rise to the obligations or accounts receivable of WDCO to the extent required to be contained therein. WDCO maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such books and records are appended to, and a description of the internal accounting controls is listed on, Schedule 6.21.

6.22        Labor Matters. WDCO is not a party to any representation or collective bargaining agreement with any employees.

6.23        Employment Agreements and Plans. WDCO has furnished DPWF with a list of all employment, consulting, advisory and confidentiality agreements to which WDCO is a party. WDCO has delivered to DPWF true and complete copies of each such agreement (or written descriptions thereof for any such agreements which are not in writing). WDCO has not and does not maintain or contribute to any outstanding incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension, medical, dental, disability or other benefit plans or arrangements with or for the benefit of any officer, employee or former officer, employee of WDCO or for the benefit of any distributor, sales representative or other person resulting from a relationship with WDCO.

6.24        Insurance. WDCO has furnished DPWF with a list of all material bonds and liability, fire and other insurance contracts of whatsoever description to which WDCO is a party, and under which WDCO is or was a beneficiary. WDCO has sufficient and adequate insurance coverage for the purposes of operating its business as presently or contemplated to be conducted, and such insurance coverage is in full force and effect and there are no circumstances which might lead to any liability under such insurance policies being voided by the insurers or the premiums being increased. Consummation of the Exchange or any of the other Transactions will not have the effect of terminating, or entitling any insurer to terminate, coverage under any such insurance policy. No claim is outstanding by WDCO under any such policy and, to WDCO’s Knowledge there are no circumstances likely to give rise to such a claim. WDCO has adequate and effective insurance coverage to cover all potential risks generally associated with operating its business as presently or contemplated to be conducted.

6.25        WDCO Subject Shares. The WDCO Subject Shares to be surrendered pursuant to this Agreement were duly authorized, validly issued and outstanding, fully paid and non-assessable and vested in the WDCO Holders free and clear of any restrictions on transfer (other than any restrictions under applicable securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

6.26        Environmental Matters. WDCO is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to WDCO in all material respects. There are no pending or, to the Knowledge of WDCO, threatened Environmental Legal Proceedings against WDCO or any of its Affiliates.

6.27        Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for WDCO, the Parent or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

6.28        Forms 8-K. None of the information supplied or to be supplied by WDCO for inclusion in the Forms 8-K to be filed with the Commission, shall on the dates the Forms 8-K are filed with the Commission, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. WDCO will supply DPWF with all business, financial, accounting, legal, management and other information about WDCO as is required to be disclosed in a Form 10 containing information required under Commission rules.

6.29        Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in WDCO’s Charter Documents is, or on the Closing Date will be, applicable to WDCO, the WDCO Subject Shares, the Exchange or any other Transaction. WDCO’s board of directors has taken all action so that none of DPWF, any Affiliate of DPWF or any Affiliates of an Affiliate of DPWF will be prohibited from entering into an affiliated transaction with WDCO as an interested shareholder as a result of the execution of this Agreement, or the consummation of the Transactions contemplated hereby.

6.30        Due Diligence. All documents and other materials relating to WDCO and provided to DPWF in connection with this Agreement are true and correct in all material respects and do not contain any misstatement and/or omission.

6.31        No Subsidiaries. WDCO has no Subsidiaries.

6.32        No Commission or FINRA Inquiries; Delisting. Except as set forth on Schedule 6.32, to WDCO’s Knowledge, WDCO is not, and has never been, the subject of any formal or informal inquiry or investigation by the Commission or FINRA. Except as disclosed on Schedule 6.32, WDCO has no Knowledge of any action by the Commission, FINRA or the NSCC that seeks to impose penalties on WDCO in any respect or could otherwise have a Material Adverse Effect on WDCO.

6.33.        Regulatory Approval.

(a)       GHC shall cause WDCO to continue to operate as a FINRA Broker/Dealer with $250,000 in minimum net capital pursuant to SEA Rule 15c3-1. Until FINRA approval of the change in control, Lyle Wesley Davis shall remain the principal of WDCO and shall use best efforts to manage WDCO and to facilitate FINRA’s approval of the change in control.

(b)       Immediately prior to Closing, GHC shall cause WDCO to immediately prepare and file an amended Form BD with the SEC, in addition to the Rule 1017 Application with FINRA, and all states requested by DPWF, indicating the change of 20% in ownership of WDCO, and indicating that the present management will stay in charge and assist DPWF and RASK in preparing for a change in control when and if approved by FINRA.

(c)       GHC shall cause WDCO to agree to fully cooperate in the filing of an application for change of ownership of WDCO with FINRA within thirty business days of the Closing. Any expenses or fees related to the application to FINRA for change of ownership shall be borne by GHC. If such application is not submitted within the period prescribed above, DPWF may terminate this Agreement in its sole and absolute discretion pursuant to Section 13.1(c).

(d)       GHC shall cause WDCO to use its best efforts to cooperate with any applicable Person to obtain all necessary approvals requested by DPWF. The failure of WDCO to use its best efforts to cooperate with DPWF shall be a breach of GHC’s obligation under this Agreement.

6.34       Disclosure of Material Information. Neither WDCO nor any other Person acting on its behalf has provided or will provide DPWF, the Parent or their respective agents or counsel with any information that WDCO believes constitutes material non-public information (other than with respect to the Transactions), unless prior thereto DPWF and the Parent shall have executed a written agreement regarding the confidentiality and use of such information.

6.35       Prior Sales of Securities. All prior sales of securities by WDCO were either properly registered under the federal and/or state securities laws or issued pursuant to an exemption therefrom and all such sales were all done in accordance with all laws, rules and regulations and no Person/entity has any rescission and/or similar rights with respect to any Exchange Shares. WDCO has no matured and/or unmatured rescission and/or similar rights to its shareholders.

6.36       Disclosure. No representation or warranty by WDCO in this Agreement, any other Transaction Documents and the Exhibits and Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by WDCO to DPWF or any of its representatives or agents pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF GHC

GHC hereby represents and warrants to the Parent and DPWF as of the date hereof and as of the Closing Date that:

7.1       Organization and Qualification. GHC and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, which in the case of GHC is the State of Delaware, and has full corporate power and authority to carry on its business as it is now being conducted and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other jurisdictions in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on GHC’s or any Subsidiary’s business; GHC and each of its Subsidiaries is duly and properly registered pursuant to applicable national and provincial laws and regulations in all states where the conduct of GHC’s and/or each of its Subsidiaries’ business as presently conducted requires such registration. The copies of the Certificate of Incorporation and Bylaws of GHC (the “GHC Charter Documents”) annexed hereto as Schedule 7.1 are complete and correct copies of such instruments as presently in effect.

7.2       Authority. GHC has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement by GHC, and the consummation by GHC of the Transactions contemplated hereby, including the Exchange, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GHC is necessary to authorize this Agreement or to consummate the Transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by GHC and, assuming due authorization, execution and delivery by DPWF and the other signatories hereto, constitutes a legally valid and binding obligation of GHC, enforceable against GHC in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

7.3       No Conflict. None of the execution, delivery or performance of this Agreement by GHC, the consummation by GHC of the Exchange or any other transaction contemplated by this Agreement, or compliance by GHC with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the GHC Charter Documents; (b) assuming that all consents, approvals, authorizations and permits described in Section 7.4 have been obtained and all filings and notifications described in Section 7.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to GHC or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of GHC pursuant to any Contract or permit to which GHC is a party or by which they or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on GHC.

7.4       Consents; Permits; Defaults. No notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, GHC in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by GHC. GHC has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of GHC. GHC has the sole rights, title or interests in and to all such Permits. All such Permits are listed on Schedule 7.4. No notice has been issued and no investigation, inquiry or review is pending or, to GHC’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by GHC of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all Permits, certificates, Licenses, approvals and other authorizations required in connection with the operation of the business of GHC. There are no defaults, and GHC has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Exchange or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which GHC is a party or by which it is bound.

7.5       Litigation. Except as set forth on Schedule 7.5, there is no action pending or, to the knowledge of GHC, threatened against or affecting GHC or any of its subsidiaries, or any executive officer or director of GHC, that, individually or in the aggregate, could have a Material Adverse Effect on GHC.

7.6       Information in the Initial Form 8-K and Closing Form 8-K. The information supplied by GHC in writing expressly for inclusion or incorporation by reference in the Forms 8-K, and any amendment thereof or supplement thereto, will not, on the date filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

7.7       Capitalization. As of the date hereof, the authorized capital stock of GHC consists of 1,500 shares, consisting of 1,500 shares of GHC Common Stock. As of the date hereof, there are 100 shares of GHC Common Stock issued of which 39.88 shares remain issued and outstanding as detailed in Schedule 7.7. As of the Closing Date, GHC will have 39.88 shares of GHC Common Stock issued and outstanding.

Other than as set forth above, no shares of capital stock or other voting or non-voting securities of GHC are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of GHC are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of Delaware, the GHC Charter Documents, or any Contract to which GHC is a party or otherwise bound. There are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which GHC is a party or by which it is bound; (a) obligating GHC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, GHC, (b) obligating GHC to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of GHC. As of the date of this Agreement, there are no outstanding contractual obligations of GHC to repurchase, redeem or otherwise acquire any shares of capital stock of GHC. To GHC’s Knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of GHC issued prior to the Closing complied with all applicable securities laws and GHC has not been notified by any Governmental Authority of the absence of compliance by GHC with any applicable securities laws or other Legal Requirements. No shareholder has a matured and/or unmatured right of rescission or claim for damages with respect thereto.

7.8       Financial Statements. GHC has delivered to DPWF a true and complete copy of GHC’s unaudited consolidated balance sheet as of the Balance Sheet Date and the related unaudited consolidated statements of operations, changes in GHC’s stockholder’s deficit and cash flows for the period then ended (the “GHC GAAP Financial Statements”). The GHC GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of GHC, comply in all material respects with applicable accounting requirements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of GHC as of the times and for the period referred to therein, subject to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes. The GHC GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto).

7.9          Contracts.

(a)           Schedule 7.9(a) contains an accurate and complete list and terms of all GHC’s Contracts. Other than as set forth on such otherwise set forth on Schedule 7.9(a), GHC is not a party to or bound by any of the following, whether written or oral:

(i)          Any Contract that cannot by its terms be terminated by GHC with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)         Any Contract or commitment for capital expenditures by GHC in excess of $10,000 per calendar quarter in the aggregate;

(iii)        Any lease or license with respect to any Properties, whether as landlord, tenant, licensor or licensee;

(iv)        Any Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)         Any Contract with any Affiliate of GHC relating to the provision of goods or services by or to GHC;

(vi)        Any Contract for the sale of any assets;

(vii)       Any Contract that purports to limit GHC’s freedom to compete freely in any line of business or in any geographic area;

(viii)      Any preferential purchase right, right of first refusal, or similar agreement; or

(ix)         Any other Contract that is material to the business of GHC.

(b)           All of the Contracts listed or required to be listed in Schedule 7.9(a) are valid, binding and in full force and effect, and GHC has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither GHC nor, to the Knowledge of GHC, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 7.9(a). Following the Closing, GHC will continue to be entitled to all of the benefits currently held by GHC under each Contract listed or required to be listed on Schedule 7.9(a).

(c)           GHC is not a party to or bound by any Contract or Contracts the terms of which were arrived at by, or otherwise reflect, less-than-arm’s-length negotiations or bargaining.

7.10        Absence of Certain Changes or Events.

(a)           Except as set forth on Schedule 7.10(a), since the Applicable Date, there has not been:

(i)          any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of GHC;

(ii)         any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of GHC; or

(iii)       Any material adverse change in GHC’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)           Except as set forth on Schedule 7.10(b), since the Applicable Date, GHC has not:

(i)          merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)         purchased any securities of any Person;

(iii)       created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Liabilities, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)        made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of GHC’s business operations;

(v)         entered into, amended or terminated a Contract;

(vi)        sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties.

(vii)       settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)      incurred or approved, or entered into any Contract, agreement or commitment to make, any expenditure in excess of $500,000;

(ix)        maintained its Records and/or any other books of account other than in the usual, regular and ordinary manner in accordance with the GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under the GAAP;

(x)         granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

(xi)        suffered any extraordinary losses or waived any rights of material value;

(xii)       made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to GHC;

(xiii)      engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xiv)      declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv)       amended the GHC Charter Documents;

(xvi)      issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xvii)     agreed or committed to do any of the foregoing.

7.11        Absence of Undisclosed Liabilities and Agreements. GHC does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Applicable Date included within the GHC GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of GHC’s business since the Applicable Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are material to the business of GHC) are identified on Schedule 7.11. Except as set forth on Schedule 7.11, as of the Closing, GHC will have no Liabilities.

7.12        Compliance with Legal Requirements. The business of GHC has been operated in compliance with all laws, ordinances, rules, regulations and orders of all Governmental Authorities, except where such failure would not have a material adverse effect on GHC or its business. GHC has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority or any other body having jurisdiction over GHC’s operations. Except as set forth on Schedule 7.12, GHC has not received any written communication from a Governmental Authority that alleges that GHC is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

7.13        Tax Matters. (a)  All Tax Returns required to be filed by or on behalf of GHC have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of GHC (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, GHC has made due and sufficient accruals for such Taxes in the GHC GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of GHC. GHC has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(b)       GHC has delivered to the Acquirees complete copies of all federal, state, local and foreign income or franchise Tax Returns of GHC relating to the taxable periods since its inception on September 19, 2017. To GHC’s Knowledge, there are no audits or investigations of GHC by any Taxing Authority in progress, nor has GHC received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No claim has been made by a Taxing Authority in a jurisdiction where GHC does not file Tax Returns to the effect that GHC is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of GHC arising as a result of any failure (or alleged failure) to pay any Tax. GHC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and GHC has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c)       GHC has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. GHC is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. GHC has never been a shareholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. GHC is not a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Legal Requirement), as a transferee or successor, by contract, or otherwise.

(d)       GHC has not made any payments, is not obligated to make any payments, or is not a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. GHC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

7.14        Absence of Questionable Payments. Neither GHC nor any Affiliate, director, officer, employee, agent, representative or other Person acting on behalf of GHC has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

7.15        Title to Property; Rights, Etc.

(a)       Title to Property. GHC has delivered to DPWF true, correct and complete copies of the GHC assets set forth on Schedule 7.15(a) hereto as well as all leases of real and personal property used in the business of GHC, together with all amendments, modifications or supplements thereto (collectively, the “GHC Properties”). The GHC Properties are owned solely by GHC, and Seller has good, assignable and marketable title to the GHC Properties, free and clear of any and all Encumbrances other than the Permitted Encumbrances. Each component of such GHC Properties, including but not limited to such leases, is in full force and effect and GHC has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by GHC under any of such GHC Properties and, to the Knowledge of GHC, no other party is in default thereof. All material items of personal property used in the business of GHC are in good operating condition and fit for operation in the ordinary course of GHC’s business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

(b)       Leased Property; Real Estate Taxes. Neither GHC nor any of its Subsidiaries owns any real property. GHC does not have any leased property.

7.16        Intellectual Property.

(a)       Schedule 7.16(a) sets forth an accurate and complete list of the GHC Intellectual Property as follows: (i) all patents, marks and copyrights owned by, controlled by or filed in the name of GHC that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all marks owned by GHC that are material to its business but that are not registered or subject to an application to register and (iii) all software that is owned exclusively by GHC that is material to the operation of the business of GHC as presently conducted and presently proposed to be conducted by GHC. Schedule 7.16(a) lists the jurisdictions in which each such item of GHC Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Knowledge of GHC, all of GHC’s patents are valid.

(b)       Except as set forth on Schedule 7.16(b), GHC owns or possesses adequate rights to use all Intellectual Property necessary to carry on the its business. GHC has taken all steps necessary to perfect its ownership of and interest in its Intellectual Property.

(c)       GHC’s products and services, and the conduct of the business of GHC as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)       Except as set forth on Schedule 7.16(d), each item of GHC’s Intellectual Property that has been issued and registered in any jurisdiction by GHC is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered GHC Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Intellectual Property owned by GHC have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

(e)       Except as set for in Schedule 7.16(e), no other Person has any rights to any material Intellectual Property owned by GHC.

(f)        Except with respect to licenses of Off-The-Shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 7.16(f) or as reflected in the GHC GAAP Financial Statements, GHC is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to GHC’s use of any Intellectual Property in connection with the conduct of the business of GHC as presently conducted.

(g)       Schedule 7.16(g) sets forth a complete and accurate list of all Contracts to which GHC is a party (other than licenses to GHC of Off-The-Shelf-Software) that (i) grant any Intellectual Property licenses to or from GHC, (ii) contain a covenant not to compete or otherwise limit GHC’s ability to use or exploit fully any of the GHC Intellectual Property, or (iii) contain an agreement by GHC to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. GHC has delivered to DPWF true, correct and complete copies of each Contract set forth on Schedule 7.16(g), together with all amendments, modifications or supplements thereto. All Intellectual Property licenses are valid, binding and enforceable agreements, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights.

(h)       GHC has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of GHC.

(i)         Except as set forth on Schedule 7.16(i), GHC is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of GHC, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any Intellectual Property rights of any Person, or challenging GHC’s ownership, use, validity or enforceability of any Intellectual Property. Except as set forth on Schedule 7.16(i), GHC has not received notice of any such threatened claim and to the Knowledge of GHC, there are no facts or circumstances that would form the basis for any such claim. To GHC’s Knowledge, all of GHC’s rights in and to its Intellectual Property are valid and enforceable in all material respects.

(j)         To the Knowledge of GHC, no Person is infringing, violating, misusing or misappropriating any GHC Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in GHC.

(k)       Except as set forth on Schedule 7.16(k), no present or former employee or consultant of GHC has any right, title, or interest, directly or indirectly, in whole or in part, in any GHC Intellectual Property owned or used by any of the Persons in GHC. To the Knowledge of GHC, no employee, consultant or independent contractor of any of the Persons in GHC is, as a result of or in the course of such employee, consultant or independent contractor’s engagement by GHC, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each employee of and consultant to GHC is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to GHC.

(l)         GHC has at all times complied in all material respects with all applicable Legal Requirements, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by GHC in the conduct of its business. No claims have been asserted or, to GHC’s Knowledge, threatened against any Person in GHC alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Legal Requirement or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by GHC in the conduct of the its Business. Each Person in GHC takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

7.17        Banks. Schedule 7.17 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which GHC has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of GHC in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable. GHC has furnished DPWF with true and complete copies of all such accounts, credit lines, and safe deposit boxes or vaults and any other such document that it has had since its inception.

7.18        Absence of Certain Business Practices. Neither GHC nor any other Affiliate or agent of GHC, or any other person acting on behalf of or associated with GHC, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of GHC (or assist GHC in connection with any actual or proposed transaction), in each case which (i) may subject GHC to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of GHC, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of GHC.

7.19        Transactions with Affiliates. Except as disclosed on Schedule 7.19, GHC has not purchased, acquired or leased any Property or services from, or sold, transferred or leased any Property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of GHC or any of their respective Affiliates. No Affiliate of GHC is indebted to GHC for money borrowed or other loans or advances, and GHC is not indebted to any such Affiliate.

7.20        Absence of Certain GHC Control Person Actions or Events. Other than as disclosed on Schedule 7.20, to GHC’s Knowledge, none of the following has occurred during the past three (3) years with respect to a GHC Control Person:

(a)       A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or Property of such GHC Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b)       Such GHC Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)       Such GHC Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or (B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)       Such GHC Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such GHC Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

(e)       Such GHC Control Person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

7.21       Books and Records; Internal Accounting Controls. The books and records of GHC accurately reflect in all material respects the information relating to the business of GHC, the location and collection of its Properties and the nature of all transactions giving rise to the obligations or accounts receivable of GHC to the extent required to be contained therein. GHC maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such books and records are appended to, and a description of the internal accounting controls is listed on, Schedule 7.21.

7.22       Labor Matters. GHC is not a party to any representation or collective bargaining agreement with any employees.

7.23       Employment Agreements and Plans. GHC has furnished DPWF with a list of all employment, consulting, advisory and confidentiality agreements to which GHC is a party. GHC has delivered to DPWF true and complete copies of each such agreement (or written descriptions thereof for any such agreements which are not in writing). GHC has not and does not maintain or contribute to any outstanding incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension, medical, dental, disability or other benefit plans or arrangements with or for the benefit of any officer, employee or former officer, employee of GHC or for the benefit of any distributor, sales representative or other person resulting from a relationship with GHC.

7.24       Insurance. GHC has furnished DPWF with a list of all material bonds and liability, fire and other insurance contracts of whatsoever description to which GHC is a party, and under which GHC is or was a beneficiary. GHC has sufficient and adequate insurance coverage for the purposes of operating its business as presently or contemplated to be conducted, and such insurance coverage is in full force and effect and there are no circumstances which might lead to any liability under such insurance policies being voided by the insurers or the premiums being increased. Consummation of the Exchange or any of the other Transactions will not have the effect of terminating, or entitling any insurer to terminate, coverage under any such insurance policy. No claim is outstanding by GHC under any such policy and, to GHC’s Knowledge there are no circumstances likely to give rise to such a claim. GHC has adequate and effective insurance coverage to cover all potential risks generally associated with operating its business as presently or contemplated to be conducted.

7.25       GHC Subject Shares. The GHC Subject Shares to be surrendered pursuant to this Agreement were duly authorized, validly issued and outstanding, fully paid and non-assessable and vested in the GHC Holders free and clear of any restrictions on transfer (other than any restrictions under applicable securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights, except as set forth on Schedule 7.25..

7.26       Environmental Matters. GHC is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to GHC in all material respects. There are no pending or, to the Knowledge of GHC, threatened Environmental Legal Proceedings against GHC or any of its Affiliates.

7.27       Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for GHC, the Parent or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

7.28       Forms 8-K. None of the information supplied or to be supplied by GHC for inclusion in the Forms 8-K to be filed with the Commission, shall on the dates the Forms 8-K are filed with the Commission, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. GHC will supply DPWF with all business, financial, accounting, legal, management and other information about GHC as is required to be disclosed in a Form 10 containing information required under Commission rules.

7.29       Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in GHC’s Charter Documents is, or on the Closing Date will be, applicable to GHC, the GHC Subject Shares, the Exchange or any other Transaction. GHC’s board of directors has taken all action so that none of DPWF, any Affiliate of DPWF or any Affiliates of an Affiliate of DPWF will be prohibited from entering into an affiliated transaction with GHC as an interested shareholder as a result of the execution of this Agreement, or the consummation of the Transactions contemplated hereby.

7.30       Due Diligence. All documents and other materials relating to GHC and provided to DPWF in connection with this Agreement are true and correct in all material respects and do not contain any misstatement and/or omission.

7.31       No Subsidiaries. GHC has no Subsidiaries. At the Closing, GHC’s sole subsidiary will be WDCO.

7.32       No Commission or FINRA Inquiries; Delisting. Except as disclosed on Schedule 7.32, to GHC’s Knowledge, GHC is not, and has never been, the subject of any formal or informal inquiry or investigation by the Commission or FINRA. Except as disclosed on Schedule 7.32, GHC has no Knowledge of any action by the Commission, FINRA or the NSCC that seeks to impose penalties on GHC in any respect or could otherwise have a Material Adverse Effect on GHC.

7.33       Disclosure of Material Information. Neither GHC nor any other Person acting on its behalf has provided or will provide DPWF, the Parent or their respective agents or counsel with any information that GHC believes constitutes material non-public information (other than with respect to the Transactions), unless prior thereto DPWF and the Parent shall have executed a written agreement regarding the confidentiality and use of such information.

7.34       Prior Sales of Securities. All prior sales of securities by GHC were either properly registered under the federal and/or state securities laws or issued pursuant to an exemption therefrom and all such sales were all done in accordance with all laws, rules and regulations and no Person/entity has any rescission and/or similar rights with respect to any Exchange Shares. GHC has no matured and/or unmatured rescission and/or similar rights to its shareholders.

7.35       Disclosure. No representation or warranty by GHC in this Agreement, any other Transaction Documents and the Exhibits and Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by GHC to DPWF or any of its representatives or agents pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Each of the Holders, severally and not jointly, hereby represents and warrants to the Parent and DPWF as of the date hereof and as of the Closing Date that:

8.1          No Registration. Holder understands that the Exchange Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Holder understands that the issuance of the Exchange Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof and the provisions of Regulation D promulgated thereunder, based, in part upon the representations, warranties and agreements of the Holder contained in this Agreement.

8.2          Prior Review. The Holder and the Holder’s attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, “Advisors”), have received and have carefully reviewed the Transaction Documents and all other documents requested by the Holder or its Advisors, if any, and understand the information contained therein, prior to the execution of this Agreement.

8.3          No Commission Approval. Neither the Commission nor any state securities commission has approved or disapproved of the Exchange Shares or their component securities or passed upon or endorsed the merits of the Exchange or confirmed the accuracy or determined the adequacy of the Transaction Documents. The Transaction Documents has not been reviewed by any Federal, state or other regulatory authority. Any representation to the contrary may be a criminal offense.

8.4          Documents and Records. All documents, records, and books pertaining to the receipt of the Exchange Shares including, but not limited to, all information regarding DPWF and the Exchange Shares, have been made available for inspection and reviewed by the Holder and its Advisors, if any.

8.5          Opportunity to Ask Questions. The Holder and its Advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from DPWF’s officers and any other persons authorized by DPWF to answer such questions, concerning, among other related matters, the Exchange, the Exchange Shares, the Transaction Documents and the business, financial condition, results of operations and prospects of DPWF and all such questions have been answered by DPWF to the full satisfaction of the Holder and its Advisors, if any.

8.6          No Reliance. In evaluating the suitability of an investment in DPWF, the Holder has not relied upon any representation or other information (oral or written) other than as stated in the Transaction Documents, or as contained in documents so furnished to the Holder or its Advisors, if any, by DPWF in writing. The Holder is not relying on DPWF or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in any of the Exchange Shares and the Holder has relied on the advice of, or has consulted with, only its own Advisors.

8.7          No General Solicitation. The Holder is unaware of, is in no way relying on, and did not become aware of the Exchange or of the Exchange Shares through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or over the Internet, in connection with the offering and sale of the Exchange Shares and is not subscribing for the Exchange Shares and did not become aware of the Exchange through or as a result of any seminar or meeting to which the Holder was invited by, or any solicitation of a subscription by, a person not previously known to the Holder in connection with investments in securities generally.

8.8          No Commissions. The Holder has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Agreement or the transactions contemplated hereby.

8.9          Experience with Investments. The Holder, either alone or together with its Advisors, if any, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities of private companies, so as to enable it to utilize the information made available to it in connection with the Exchange to evaluate the merits and risks of an investment in the Exchange Shares and DPWF and to make an informed investment decision with respect thereto.

8.10        Acquisition for Investment Purposes. The Holder is acquiring the Exchange Shares solely for such Holder’s own account for investment and not with a view to resale or distribution thereof, in whole or in part. The Holder has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of any of the Exchange Shares and the Holder has no plans to enter into any such agreement or arrangement

8.11        General. The Holder understands and agrees that the Exchange Shares constitute a high-risk investment and the Holder is able to afford an investment in a speculative venture having the risks and objectives of DPWF. The Holder must bear the substantial economic risks of the investment in the Exchange Shares indefinitely because none of the Exchange Shares may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Legends will be placed on the certificates representing the Exchange Shares to the effect that such securities have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in DPWF’s books. The Holder understands that there is no public market for the Exchange Shares and DPWF has no present intention of seeking an active trading market for these securities.

8.12        Accredited Investor. The Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Commission under the Securities Act and has truthfully and accurately completed the Holder Questionnaire attached to this Agreement and will submit to DPWF such further assurances of such status as may be reasonably requested by DPWF.

8.13       Authority. The Holder: (i) if a natural person, represents that the Holder has reached the age of 21 and has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, or limited liability company, or association, joint stock company, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring the Exchange Shares, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to acquire and hold the Exchange Shares, the execution and delivery of this Agreement has been duly authorized by all necessary action, this Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (iii) if executing this Agreement in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Agreement in such capacity and on behalf of the exchanging individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Holder is executing this Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Agreement and acquire the Exchange Shares, and represents that this Agreement constitutes a legal, valid and binding obligation of such entity. The execution and delivery of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Holder is a party or by which it is bound

8.14       Additional Information. The Holder and its Advisors, if any, have had the opportunity to obtain any additional information, to the extent DPWF had such information in its possession or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information contained in the Transaction Documents and the documents incorporated by reference in the Transaction Documents, including, but not limited to, the terms and conditions of the Exchange Shares and the Certificate of Designations as set forth therein and the Transaction Documents and all other related documents, received or reviewed in connection with the acquisition of the Exchange Shares, and all such requested information, to the extent DPWF had such information in its possession or could acquire it without unreasonable effort or expense, has been provided by DPWF in writing to the full satisfaction of the Holder and its Advisors, if any.

8.15       Accuracy of Information. The Holder represents to DPWF that any information which the undersigned has heretofore furnished or is furnishing herewith to DPWF is complete and accurate and may be relied upon by DPWF in determining the availability of an exemption from registration under Federal and state securities laws in connection with the Exchange as described in the Transaction Documents.

8.16       No Representations. No oral or written representations have been made, or oral or written information furnished, to the Holder or its Advisors, if any, in connection with the issuance of the Exchange Shares which are in any way inconsistent with the information contained in the Transaction Documents.

8.17       Provision of Information. Within five (5) days after receipt of a request from DPWF, the Holder will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which DPWF and/or its Subsidiaries, whether before or subsequent or the Acquisition, is or shall then subject.

8.18.       Holder acknowledgement. HOLDER ACKNOWLEDGES THAT THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE TRANSACTION DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

8.19       (For ERISA plans only) The fiduciary of the ERISA plan (the “Plan”) represents that such fiduciary has been informed of and understands DPWF’s investment objectives, policies and strategies, and that the decision to invest “plan assets” (as such term is defined in ERISA) in DPWF is consistent with the provisions of ERISA that require diversification of plan assets and impose other fiduciary responsibilities. The Holder or Plan fiduciary (a) is responsible for the decision to invest in DPWF; (b) is independent of DPWF and any of its affiliates; (c) is qualified to make such investment decision; and (d) in making such decision, the Holder or Plan fiduciary has not relied on any advice or recommendation of DPWF or any of its affiliates.

ARTICLE IX

PRE-CLOSING COVENANTS AND AGREEMENTS

9.1       Conduct of the Acquirees. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, each of the Acquirees agrees to conduct its business in accordance with its ordinary and usual course of business; use its best efforts, subject to the foregoing, to preserve its business organization, keep available to it the services of its officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of DPWF to keep it informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of such Acquiree; maintain its books and records in compliance with GAAP; and refrain from taking any of the following actions without the express prior written consent of DPWF:

(i)         Incur any debt, Liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, Liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

(ii)        Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than as contemplated herein;

(iii)       Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;

(iv)       Transfer, lease, mortgage, pledge or otherwise encumber any of the Acquiree Properties;

(v)         Sell, lease, transfer or dispose of any of the Acquiree Properties, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

(vi)        Make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any Property of any other individual, firm or corporation, other than in the ordinary and usual course of its business;

(vii)       Enter into any transaction with any director, officer, shareholder or Affiliate of any such Acquiree or with any Affiliate of any director, officer, shareholder or Affiliate of such Acquiree, except as contemplated by this Agreement;

(viii)      Amend its Charter Documents;

(ix)        Increase in any manner the compensation or fringe benefits of any of its directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, employee or registered representatives or other person, except as contemplated by this Agreement;

(x)         Violate any Legal Requirement applicable to each Acquiree and/or its business;

(xi)        Issue or sell any shares of Acquiree capital stock or other securities, or grant or enter into any option, warrant, call or commitment with respect to any securities of such Acquiree, except as contemplated herein;

(xii)       Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to such Acquiree, its business, financial condition or results of operations;

(xiii)      Pay any accrued fees or salaries to officers, directors, shareholders, or Affiliates, except salaries payable in accordance with present practices of such Acquiree;

(xiv)      Organize any subsidiaries or, other than in the ordinary course of business insofar as Glendale and WDCO are concerned, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

(xv)       Prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

(xvi)      Except in the regular course of ordinary business, or as set forth on Schedules 5.10(b), 6.10(b) and 7.10(b), make any single capital expenditure or commitment in excess of Ten Thousand Dollars ($10,000); or

(xvii)     Enter into an agreement to do any of the things described in clauses (i) through (xvi) of this Section 9.2.

9.2       Regulatory Consents, Authorizations, etc. Each Party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any Governmental Authority and any other Person which is required for or in connection with the consummation by it of the Exchange and will cooperate fully with the other Parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No Party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

9.3       Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated in accordance with the provisions of Article XIII, if it is so terminated, none of the Acquirees will, directly or indirectly, initiate discussions or negotiations with, or provide any information other than publicly available information to, any corporation, limited liability company, partnership, person or other entity or group (other than DPWF and the Parent) concerning any possible proposal regarding a sale of capital stock of such Acquiree or a merger, consolidation, sale of substantially all Properties or other similar transaction involving such Acquiree or any division or major asset thereof without the express prior written consent of DPWF, which consent may be withheld in DPWF’s sole and absolute discretion.

9.4       Publicity. No Party hereto will issue any press release or otherwise make any public statement with respect to the Exchange without the express prior written consent of DPWF in the case of the Acquirees or RASK in the case of DPWF or the Parent, except as may be required under applicable Legal Requirements; provided, however, with respect to the Parent’s Current Report on Form 8-K to be filed with the Commission disclosing the Parent’s entry into this Agreement (the “Initial Form 8-K”), the Parties will consult with each other before filing such Initial Form 8-K and provide each other the opportunity to review and comment upon such Initial Form 8-K. The Initial Form 8-K must be filed no later than one Business Day following execution hereof.

9.5          Access. From the date of this Agreement to the Closing Date, each of the Acquirees will provide access to DPWF and its representatives reasonable access during normal business hours to the Properties, books, records, customer accounts and Contracts of such Acquiree and furnish to DPWF such documents and information concerning such Acquiree’s business as DPWF may request. DPWF will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law, all documents and information concerning each Acquiree and its business provided to them.

9.6          Form 8-K Information. Each Acquiree shall provide DPWF and the Parent with such audited annual and unaudited interim financial information, pro forma financial information and all footnotes thereto and auditor’s letters relating to its business as may be requested by the Parent in order for the Parent to comply with its reporting and disclosure obligations under the rules and regulations of the Commission (the “Form 8-K Financial Information”), in connection with the Parent’s preparation of its Current Report on Form 8-K, and any amendments thereto, regarding the Closing (the “Closing Form 8-K”). Each Acquiree shall provide such Form 8-K Financial Information promptly so as to allow the Parent and the Firm to: (i) review all financial statements relating to each Acquiree as shall be required to be included in said Closing Form 8-K, and (ii) timely file the Closing Form 8-K. Each Acquiree shall in a prompt and timely manner provide the Firm with such management representations as may be requested by the Firm in connection with its preparation of any financial statements for such Acquiree relating to the Closing Form 8-K. In addition, each Acquiree shall also provide to the Parent such additional information regarding such Acquiree that would be required if the Parent were filing a general registration of securities on Form 10 under the Exchange Act (the “Form 8-K Business Disclosures”) as may be reasonably requested by the Parent.

9.7          Issuance of Shares.

(a)       Issuance of shares of DPWF Preferred Stock to Management and Others. Prior to the Closing Date, DPWF shall reserve 75,000 shares of DPWF Preferred Stock for issuance to Robert McBey (the “McBey Shares”), which McBey Shares shall be issued to Mr. McBey upon the execution of the employment agreement by and between DPWF and Mr. McBey expected to be entered into on or about the Closing Date. In addition, DPWF shall reserve 55,000 shares of DPWF Preferred Stock for issuance to members of its management subsequent to the Closing Date (the “Management Shares”), which Management Shares shall be issued to such members of DPW’s management that enter into an employment agreement by and between DPWF and each such individual, each of which employment agreement is expected to be entered into on or about the Closing Date.

(b)       Issuance of shares of DPWF Preferred Stock to Huan Wei Huang. Prior to the Closing Date, DPWF shall reserve 10,000 shares of DPWF Preferred Stock for issuance to Huan Wei Huang (the “Huang Shares” and with the McBey Shares and the Management Shares, the “Closing Shares”), which Huang Shares shall be issued to Mr. Huang upon his surrender for cancellation to DPWF of $100,000 of his currently issued and outstanding Series B Note (the “Partial Cancellation”). The Partial Cancellation and the issuance of the Huang Shares shall occur immediately prior to the Closing.

9.8          Notification of Certain Matters. To the extent not prohibited by applicable Legal Requirements, the Acquirees shall give prompt notice to Parent and DPWF, and Parent and DPWF shall give prompt notice to the Acquirees, of (i) any notice or other communication received from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Parent, DPWF or the Acquirees, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the occurrence or non-occurrence of any event that would cause or result in any of the conditions to the Exchange set forth in Article XI not being satisfied, and (iv) any notice or other communication received by any Acquiree from FINRA; provided, however, that the delivery of any notice pursuant to this Section 9.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

9.9          Litigation. Subject to Section 9.11, each of the Parties agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Exchange, this Agreement or the other Transactions, including seeking to have any Order adversely affecting the ability of the parties to consummate the Transactions entered by any court or other Governmental Authority promptly vacated or reversed. Each Acquiree shall provide the Parent and DPWF with the opportunity to participate in the defense or settlement of any stockholder litigation against any Party hereto relating to the Exchange (it being understood that the applicable Acquiree shall control the defense and settlement of any such litigation with counsel of its own choosing), and no such settlement shall be agreed to and entered unless Parent and DPWF shall have otherwise consented in writing prior to such agreement and the entry of such settlement (the granting or denial of such consent to not be unreasonably delayed).

9.10        Additional Agreements, Amendments or Supplements to Schedules.

(a)       Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

(b)       After the date hereof and prior to the Closing Date, each of DPWF and each Acquiree shall, as soon as practicable, supplement or amend the Schedules required by this Agreement with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules.

9.11        Further Assurances. Subject to the terms and conditions herein provided, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the Transactions and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. Each Acquiree will also furnish the Parent with all financial statements and other information required by the Parent to satisfy all regulatory requirements, including its December 31, 2018 and subsequent financial statements and all other information required to satisfy the Parent’s filing requirements with the Commission. The provisions of this Section 10.2 shall survive the Closing.

ARTICLE X

POST-CLOSING COVENANTS

10.1        Filing of Current Report on Closing Form 8-K and Press Release. The Parent shall no later than one (1) Business Day after the Closing Date file the Closing Form 8-K with the Commission. Other than with respect to any such Closing Form 8-K, the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Exchange and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, except as may be required pursuant to applicable Legal Requirements.

10.2        Post Close Corporate Structure. As promptly as practicable after the Closing Date: (i) RASK will dissolve its corporate structure and have no continuing business or operations; (ii) GHC will dissolve its corporate structure and have no continuing business or operations; (iii) WDCO will become 100% owned by DPWF, and (iv) Glendale will become 100% owned by DPWF, all of which as more fully described on Schedule 10.2.

10.3        Management Fees. Glendale and WDCO will pay management fees to DPWF to be mutually determined by the parties.

10.4        Closing Shares. Provided that the conditions set forth in Section 9.7 have been met, DPWF shall issue the Closing Shares.

ARTICLE XI

CONDITIONS TO THE CLOSING

11.1        Conditions to Closing and DPWF’s Obligation to Issue the Exchange Shares. The obligations of Parent and DPWF to consummate the transactions contemplated by this Agreement including, without limitation, the issuance of the Exchange Shares on the Closing Date, are subject to the fulfillment, to the satisfaction, in its sole and absolute discretion, of DPWF (or waiver, if permissible under applicable law), prior to or on the Closing Date of each of the following conditions:

(a)       Regulatory Consents, Authorizations, Etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Exchange shall have been obtained or made, including that (i) GHC shall have caused WDCO to have obtained FINRA’s approval of its Continuing Membership Application (“CMA”), and (ii) that Glendale shall have obtained FINRA’s approval of its CMA, which process is further described on Schedules 5.4 and 7.4.

(b)       Representations, Warranties, Covenants, etc. The representations and warranties of each of the Acquirees and each of the Holders contained in this Agreement and/or the other Transaction Documents to which it is a Party, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and each Acquiree and Holder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(c)       Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any Person (excluding any such matter initiated by or on behalf of DPWF and/or the Parent) which (i) seeks to prohibit, restrict or delay consummation of the Exchange, or any of the conditions to consummation of such Exchange (ii) seeks to subject the Parent or DPWF or any of its directors, officers, employees or agents to liability on the ground that it or they have breached any Legal Requirement or otherwise acted improperly in relation to the transactions contemplated by this Agreement, or otherwise (iii) could in the opinion of DPWF have a Material Adverse Effect on Parent, DPWF or respective businesses.

(d)       Absence of Certain Events. Since the Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might in have a Material Adverse Effect on DPWF or the Exchange.

(e)       Proceedings Satisfactory. All proceedings to be taken by the Acquirees and the Holders in connection with the Transactions and all documents incident thereto shall be satisfactory in form and substance to DPWF, and DPWF and the Parent shall have received all such counterpart originals or certified or other copies of such documents as each may request.

(f)        Bankruptcy Proceedings. No proceeding in which any Acquiree or Holder shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(g)       GHC & WDCO Purchase Agreement. GHC shall have wired to WDCO’s escrow account at Michael Best the dollar amount required for it to acquire 80% of the WDCO Common Stock pursuant to the securities purchase agreement to be entered into by and between GHC and WDCO, as further described on Schedules 5.9(a), 6.9(a) and 7.9(a).

(h)        GHC Obligations. GHC shall have: (i) paid the principal and accrued interest on the loan from RASK, (ii) redeemed the Series A and $50,000 of Series B Notes and caused the Partial Cancellation to have occurred, and (iii) fully paid Glendale for its remaining shares of GHC Common Stock at their original purchase price, each as more fully described on Schedules 7.10(b), 7.11 and 7.19.

(i)        RASK Debt Repayment. RASK shall have fully repaid the debt instruments issued by it to Digital Power Lending, LLC (“DPL”) and shall have no further obligation to DPL.

(j)        WDCO CEO. GHC shall have caused WDCO to appoint Robert McBey as its chief executive officer.

(k)       Opinion of Counsel. DPWF shall have received a favorable opinion of counsel for each of the Acquirees in substantially the form attached hereto as Exhibit I.

(l)        Officer’s Certificate. Each Acquiree shall have delivered to DPWF an Officer’s Certificate, dated as of the Closing Date, confirming the accuracy of such Acquiree’s representations, warranties and covenants as of the Closing Date and confirming the compliance by such Acquiree with the conditions precedent set forth in this Section 11.1 as of the Closing Date.

(m)       Secretary’s Certificate. Each Acquiree shall have delivered to DPWF a Secretary’s Certificate, dated as of the Closing Date, as to (i) the resolutions adopted by each Acquiree’s board of directors approving the Transactions, including the Exchange, which resolutions shall be in full force and effect, (ii) each Acquiree’s Charter Documents, which Charter Documents shall be in full force and effect, and (iii) the authority and incumbency of the officers of each Acquiree executing this Agreement and any other documents required to be executed or delivered in connection therewith.

(n)        Closing Deliveries. The Closing Deliveries specified in Sections 1.5, 1.6, 1.7 and 1.8 shall have been made to DPWF by or on behalf of each Acquiree, as applicable.

11.2        Conditions to Closing and the Holders’ Obligation to Surrender the Subject Shares. The obligations of each Acquiree and each Holder to consummate the transactions contemplated by this Agreement including, without limitation, the surrender by each Holder of his, her or its Subject Shares in exchange for the Exchange Shares on the Closing Date, are subject to fulfillment (or waiver, if permissible under applicable law), to the reasonable satisfaction of RASK, on or prior to the Closing Date, of each of the following conditions:

(a)       Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Exchange shall have been obtained or made.

(b)       Representations, Warranties, Covenants, Etc. The representations and warranties of DPWF and the Parent contained in this Agreement and/or the other Transaction Documents, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and DPWF shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and/or the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date.

(c)       Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any Person (excluding any such matter initiated by or on behalf of DPWF and/or the Parent) which seeks to prohibit, restrict or delay consummation of the Exchange, or any of the conditions to consummation of such Exchange.

(d)       Officer’s Certificate. Each Acquiree shall have delivered to DPWF an Officer’s Certificate, dated as of the Closing Date, confirming the accuracy of such Acquiree’s and its respective Holder’s representations, warranties and covenants as of the Closing Date and confirming the compliance by such Acquiree with the conditions precedent set forth in this Section 11.2 as of the Closing Date.

(e)       Secretary’s Certificate. Each Acquiree shall have delivered to DPWF a Secretary’s Certificate, dated as of the Closing Date, as to (i) the resolutions adopted by such Acquiree’s board of directors approving the Transactions, including the Exchange, which resolutions shall be in full force and effect, (ii) the DPWF Charter Documents, which DPWF Charter Documents shall be in full force and effect, and (iii) the authority and incumbency of the officers of DPWF and the Parent executing this Agreement and any other documents required to be executed or delivered in connection therewith.

(f)       Closing Deliveries. The Closing Deliveries specified in Section 1.4 shall have been made and delivered to the Holders by DPWF.

ARTICLE XII

SURVIVAL, AMENDMENT AND WAIVER

12.1        No Survival of Representations and Warranties. Except as otherwise provided in Section 13.2 with respect to the termination of this Agreement pursuant to Section 13.1, all of the representations, warranties and agreements contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall terminate upon the Effective Time, except as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations.

12.2        Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

12.3        Waiver. At any time prior to the Effective Time, RASK on behalf of itself and the other Acquirees, on the one hand, and the Parent and DPWF, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XIII
TERMINATION

13.1        Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

(a)       by the mutual written consent of each of the Acquirees, acting jointly, and DPWF, if duly authorized by each of their respective boards of directors; or

(b)       by either RASK or DPWF if the Exchange shall not have been consummated on or before February 28, 2020 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to a party if the failure of the Exchange to have been consummated on or before the Expiration Date was primarily due to the breach in any material respect of any of such party’s obligations under this Agreement; or

(c)       by DPWF, if:

(i)       Any Acquiree shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 11.1(b) and (y) has not been cured by such Acquiree within ten (10) calendar days after such Acquiree’s receipt of written notice thereof from DPWF (which notice shall specify in reasonable detail the nature of such breach or failure) or is incapable of being cured by the applicable Acquiree by the Expiration Date; or

(ii)       if any Acquiree shall have materially breached any of its obligations under Section 9.3.

(iii)       (A) all of the conditions set forth in Section 11.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (B) DPWF has irrevocably confirmed by notice in writing to the Acquirees (x) that all of the conditions set forth in Section 11.1 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied or waived at the Closing) or that it is waiving any unsatisfied conditions in Section 11.1 for the purpose of consummating the Closing and (y) it and the Parent are ready, willing and able to consummate the Closing; (C) the applicable Acquiree fails to complete the Closing within two (2) Business Days after the delivery of such notice; and (D) Parent and DPWF stood ready, willing and able to consummate the Closing during such two (2) Business Day period.

(d)       by RASK on behalf of the Acquirees, if Parent or DPWF shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 11.2(b) and (y) has not been cured by Parent and/or DPWF within twenty (20) calendar days after Parent’s and DPWF’s receipt of written notice thereof from RASK or is incapable of being cured by Parent and/or DPWF by the Expiration Date; provided, however, that neither RASK nor any other Acquiree shall have the right to terminate this Agreement pursuant to this Section 13.1(d) if there shall be an inaccuracy as of such time of any representation or warranty contained in Articles IV through VIII (assuming such representation and warranty were made as of such time), or if any Acquiree or Holder shall have breached any covenant or other obligation in this Agreement, in each case, such that the conditions contained in Section 11.1 would not be capable of being satisfied.

13.2        Effect of Termination.

(a)       In the event of the termination of this Agreement as provided in Section 13.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 13.2 and 13.3, Article XII and Article XIV), all of which shall survive termination of this Agreement in accordance with their terms), and there shall be no liability on the part of Parent, DPWF, any Acquiree or any Holder or their respective directors, officers and Affiliates, except that the Acquirees and DPWF may have liability as provided in Section 13.3.

(b)       The parties acknowledge that the agreements contained in this Section 13.2 and in Section 13.1 and Section 13.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

13.3        Termination Fee

(a)       In the event that this Agreement is terminated pursuant to Section 13.1(c) then, within five (5) Business Days, the Acquirees, collectively, shall pay or cause to be paid to Parent, by wire transfer of immediately available funds, the sum of $200,000 (the “Termination Fee”); it being understood and agreed that in no event shall any Acquiree be required to pay the Termination Fee on more than one occasion. No termination fee shall be paid if (i) the CMA is not approved by FINRA or FINRA requests that Glendale and WDCO withdraw the CMA, (ii) if post-merger operating restrictions are imposed that are materially substantive to the intended operations post CMA, or (iii) if Parent is unable to fund pursuant to Article I herein, or (iv) if WDCO or Glendale file a Broker Dealer Withdrawal from FINRA. In the event that this Agreement is terminated by RASK pursuant to Section 13.1(d), then Parent shall pay, within five (5) Business Days thereof, by wire transfer of immediately available funds, the Termination Fee to RASK, it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion; provided further, if Parent pays the Termination Fee then none of the Acquirees or Holders shall have any further rights against Parent or DPWF hereunder.

(b)       To the extent that Parent receives the Termination Fee, or RASK receives the Termination Fee, pursuant to this Section 13.3, then (i) with respect to the Acquirees, (A) such Termination Fee shall constitute the exclusive remedy of Parent and DPWF against RASK or any of the other Acquirees and their respective Subsidiaries, shareholders, directors, officers, employees, agents, Affiliates and assignees (the Acquirees, their Subsidiaries and such other Persons being referred to collectively in this Agreement as the “Acquiree Related Parties”) for any damages suffered as a result of the failure of the Transactions to be consummated, and (B) upon payment of such amount, none of the Acquiree Related Parties shall have any further liability arising out of this Agreement or the Transactions, and (ii) with respect to the Parent and DPWF (A) such Termination Fee shall constitute the exclusive remedy of each of the Acquirees and Holders against the Parent and DPWF and their respective shareholders, directors, officers, employees, agents, Affiliates and assignees (the Parent, DPWF and such other Persons being referred to collectively in this Agreement as the “Parent Related Parties”) for any damages suffered as a result of the breach of this Agreement of failure of the Transactions to be consummated, and (B) upon payment of such amount, none of the Parent Related Parties shall have any further obligation or liability arising out of or related to this Agreement or the Transactions. Each of the Acquirees acknowledges and agrees that the maximum liability of the Parent and the Parent Related Parties under this Agreement shall be limited to the amount of the Termination Fee. The Parties acknowledge that the Termination Fees are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and DPWF or the Acquirees, as the case may be, in the circumstances in which such payments are payable. If the Parent or the Acquirees, as the case may be, fails to promptly pay the amount due pursuant to this Section 13.3, the Parent or RASK, as the case may be, shall reimburse the other party for interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(c)       In no event shall a shareholder, director, officer or employee of any of the Parent, DPWF or any Acquiree, as the case may be, have any liability for the payment of a Termination Fee pursuant to this Agreement.

ARTICLE XIV

INDEMNIFICATION

14.1        Obligations of the Parent and DPWF. Subject to the other terms and conditions of this Article XIV, the Parent and DPWF shall indemnify, defend and hold harmless the Acquirees and their shareholders, directors, officers, employees, Affiliates, agents, representatives, heirs, successors and permitted assigns, from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”), directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by either the Parent, DPWF or both of them in this Agreement; (ii) the failure of the Parent or DPWF to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or (iii) any other matter as to which either the Parent or DPWF or both of them in other provisions of this Agreement have agreed to indemnify the Acquirees.

14.2       Obligations of the Acquirees. Subject to the other terms and conditions of this Article XIV, each of the Acquirees shall indemnify, defend and hold harmless the Parent and DPWF, and either or both of their shareholders, directors, officers, employees, Affiliates, agents, representatives, heirs, successors and permitted assigns, from and against any and all Losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any of the Acquirees or any Holder in or pursuant to this Agreement; (ii) the failure of any of the Acquirees or their respective Holders to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; (iii) any other matter as to which any of the Acquirees in other provisions of this Agreement has agreed to indemnify the Parent and DPWF; (iv) all the liabilities of any Acquiree until same are paid or settled, all of which are set forth on Schedule 14.2 (the “Continuing Liabilities”) or (v) any claims of third parties (“Third Parties”) regarding the conduct of the business of any of the Acquirees. Each of the Acquirees shall pay and reimburse the Indemnified Party for any Loss suffered by the Indemnified Party in respect of any Loss to which the foregoing indemnity relates.

14.3       Notice of Loss. The indemnified party herein (the “Indemnified Party”) with respect to any Loss shall give prompt notice thereof to the indemnifying party herein (the “Indemnifying Party”).

14.4       Defense. In the event any Third Party shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters covered by the indemnity under this Agreement, or in the event that a potential Loss, damage or expense comes to the attention of any Party in respect of matters embraced by the indemnity under this Agreement, then the Party receiving notice or becoming aware of such event shall promptly notify the other Party in writing of the demand, claim or lawsuit. Within thirty (30) days after written notice by the Indemnified Party (the “Notice”) to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel to defend any such demand, claim or lawsuit; provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Indemnifying Party has not retained separate counsel for the Indemnified Party, (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party. If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or in addition to those which have been asserted by the Indemnifying Party and counsel retained by the Indemnifying Party declines to assert those defenses, then, at the election of the Indemnified Party, the Indemnifying Party will not have the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any Person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense. In the event that the Indemnifying Party shall fail to respond within thirty (30) days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Failure to provide Notice shall not limit the rights of such party to indemnification, except to the extent the Indemnifying Party’s defense of the action is actually prejudiced by such failure. The assumption of the defense, or the non-assumption of the defense, by the purported Indemnifying Party will not affect such party’s right to dispute its obligation to provide indemnification hereunder.

ARTICLE XV

MISCELLANEOUS

15.1       Assignment. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto.

15.2       Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

15.3       Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.4       Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third (3rd) Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by email or facsimile transmission. For purposes of notice, the addresses of the Parties shall be:

If to the Acquirees:	Glen Holdings, Corp.
15233 Ventura Boulevard, Suite 712
Sherman Oaks, CA 91403-2202
Attention:	Paul Eric Flesche
Chief Financial Officer

Telephone:	(818) 907-1505
Email:	eflesche@glenholdingscorp.com

If to DPWF and/or the Parent

DPW Financial Group, Inc
201 Shipyard Way, Suite E
Newport Beach, CA 92663
Attention:	Darren Magot
Chief Executive Officer

Telephone:	(949) 444-5464
Email:	Darren@DPWHoldings.com

With a copy (which shall not constitute notice) to:

DPW Holdings, Inc.
100 Park Avenue, 16th Floor, Suite 1658A
New York, NY 10017
Attention:	Henry Nisser
Executive Vice President and General Counsel

Telephone:	(646) 650-5044
Email:	Henry@DPWHoldings.com

15.5       Governing Legal Requirement; Venue; Waiver of Trial by Jury. This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, State and County of New York. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of New York. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.5.

15.6       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.7       Facsimile or Email Transmissions. This Agreement, the other Transaction Documents and all agreements, documents and certificates delivered pursuant to this Agreement and/or the other Transaction Documents or in connection with the Transactions may be executed by any Party and transmitted by such Party to any other Party or Parties by facsimile or email, and any such document shall be deemed to have full force and effect as if the facsimile or email signature or signatures on such documents were original.

15.8       Third Party Beneficiaries. None of the provisions of this Agreement or any Transaction Document is intended to grant any right or benefit to any Person or entity which is not a Party to this Agreement.

15.9       Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

15.10       Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

15.11       Entire Agreement. This Agreement and the other Transaction Documents constitute the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

15.12       Joint Negotiation and Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the Parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

15.13       Fees and Expenses. Except as otherwise provided in paragraph (b) of this Section 15.13, and Section 13.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

DPW HOLDINGS, INC.

By:	/s/ William B. Horne
Name:	William B. Horne
Title:	Chief Financial Officer

DPW FINANCIAL GROUP, INC.

By:	/s/ Darren Magot
Name:	Darren Magot
Title:	Chief Executive Officer

RASK GLOBAL HOLDINGS, INC.

By:	/s/ Paul Eric Flesche
Name:	Paul Eric Flesche
Title:	Director

GLENDALE SECURITIES, INC.

By:	/s/ George A. Castillo
Name:	George A. Castillo
Title:	President

GLEN HOLDINGS CORP.

By:	/s/ George A. Castillo
Name:	George A. Castillo
Title:	President

HOLDERS OF SECURITIES OF
RASK GLOBAL HOLDINGS, INC.

By:	/s/ Paul Eric Flesche
Name:	Paul Eric Flesche

THE HOLDERS OF SECURITIES OF
GLENDALE SECURITIES, INC.

By:	/s/ Richard Barber
Name:	Richard Barber

By:	/s/ George A. Castillo
Name:	George A. Castillo

By:	/s/ Paul Eric Flesche
Name:	Paul Eric Flesche

By:	/s/ Jose M. Abadin
Name:	Jose M. Abadin

By:	/s/ Quifang Shen
Name:	Qiufang Shen

By:	/s/ Scott G. Monson
Name:	Scott G. Monson

THE HOLDERS OF SECURITIES of
GLEN HOLDINGS CORP.

Glendale Securities, Inc.

By:	/s/ George A. Castillo
Name:	George A. Castillo
Title:	President

WITH RESPECT TO SECTION 9.7(B) ONLY:

By:	/s/ Huan Wei Huang
Name:	Huan Wei Huang
Title:	an Individual